UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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Trinity Industries, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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14221 N. Dallas Parkway, Suite 1100 Dallas, Texas 75254 www.trin.net
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME	PLACE	RECORD DATE

Monday, May 9, 2022, at 8:30 a.m., Central Daylight Time	Will be held at 14221 N. Dallas Parkway Dallas, Texas 75254	All stockholders of record at the close of business on March 15, 2022, are entitled to vote

Items of Business

At the meeting, the stockholders will act on the following matters:
01	Election of the seven nominees named in the attached proxy statement as directors;
02	Advisory vote on named executive officer compensation;
03	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
04	Any other matters that may properly come before the meeting.
All stockholders of record at the close of business on March 15, 2022, are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the stockholders is available at the Company’s offices in Dallas, Texas.
Your vote is important! Please vote as promptly as possible by using the internet, by telephone or, if you have requested a printed version of these materials, by signing, dating, and returning the printed proxy card to the address listed on the card.
By Order of the Board of Directors,

Jared S. Richardson
Vice President and Secretary
March 29, 2022

Important Notice!
Due to concerns associated with COVID-19 (also known as coronavirus), any stockholders attending the Annual Meeting will be subject to additional screening procedures. See page 6 for additional information.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 9, 2022:
This Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2021, are available for viewing, printing, and downloading at www.proxyvote.com.
"Delivering Goods for the Good of All"

Proxy Statement Summary	TABLE OF CONTENTS
PROXY STATEMENT SUMMARY

This summary highlights information contained in this Proxy Statement. It does not contain all information you should consider, and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Stockholders

DATE & TIME May 9, 2022 8:30 a.m. Central Daylight Time PLACE 14221 N. Dallas Parkway Dallas, Texas 75254 RECORD DATE March 15, 2022
	ONLINE	BY MAIL

	You can vote online at www.proxyvote.com.	Mark, sign and date your proxy card and return to 51 Mercedes Way, Edgewood, NY 11717

	BY PHONE	IN PERSON

Stockholders as of the record date are entitled to vote	You can vote by phone at 1-800-690-6903.	You can vote in person at 14221 N. Dallas Parkway, Dallas, TX 75254.

Agenda and Voting Recommendations

Item	Description	Board Recommendation	Page

01	Election of Directors	FOR each nominee	16
02	Advisory vote to approve named executive officer compensation	FOR	23
03	Ratification of Ernst & Young LLP as independent auditors for 2022	FOR	24

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Proxy Statement Summary	TABLE OF CONTENTS
Financial Highlights

$0.38	$895M	$375M
Reported earnings per share; adjusted earnings per share of $0.34(1)	Returned to stockholders in share repurchases and dividends	Sale of highway products business completed

$616M	$1.5B	48%
Full year cash flow from continuing operations	Full year total company revenues	Total stockholder return for 2019-2021
(1) excludes $0.04 per share of adjustments made to better reflect the Company's core operating performance
Director Nominees
The following table provides summary information about each nominee for director. Each director is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees

E. Jean Savage	58	2018	Chief Executive Officer and President, Trinity Industries, Inc.	None
William P. Ainsworth	65	2021	Retired Group President of Energy and Transportation, Caterpillar, Inc.	Finance and Governance
John J. Diez	51	2018	Executive Vice President and Chief Financial Officer, Ryder System, Inc.	Audit, Governance, and HR
Leldon E. Echols	66	2007	Non-Executive Chairman, Trinity Industries, Inc.	Audit, Finance, Governance, and HR
Tyrone M. Jordan	60	2020	Retired President and Chief Operating Officer, DURA Automotive Systems	Audit and HR
S. Todd Maclin	65	2020	Retired Chairman, Chase Commercial and Consumer Banking, JPMorgan Chase & Co.	Finance and HR
Dunia A. Shive	61	2014	Former Chief Executive Officer and President, Belo Corp.	Audit, Governance, and Finance

Trinity Industries, Inc.	2	2022 Proxy Statement

Proxy Statement Summary	TABLE OF CONTENTS
Diversity of Director Nominees
The following graphics and table provide information regarding the diversity of the members of the Board standing for election at the Annual Meeting.

	Ethnicity/Race				Gender
Director	Black	Caucasian/White	Hispanic/Latino	Other	Female	Male

William P. Ainsworth		*				*
John J. Diez			*			*
Leldon E. Echols		*				*
Tyrone M. Jordan	*					*
S. Todd Maclin		*				*
E. Jean Savage		*			*
Dunia A. Shive				*	*

Trinity Industries, Inc.	3	2022 Proxy Statement

Proxy Statement for Annual Meeting of Stockholders	TABLE OF CONTENTS

14221 N. Dallas Parkway, Suite 1100 Dallas, Texas 75254 www.trin.net
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 9, 2022
This Proxy Statement is being provided to the stockholders of Trinity Industries, Inc. (the “Company”) in connection with the solicitation of proxies by the Company's Board of Directors to be voted at the Annual Meeting of Stockholders to be held at 14221 N. Dallas Parkway, Dallas, Texas, on Monday, May 9, 2022, at 8:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company’s mailing address is 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254.
To both save money and protect the environment, the Company has elected to provide access to its proxy materials and Annual Report to Stockholders for the fiscal year ended December 31, 2021 (“2021 Annual Report”) on the internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the Securities and Exchange Commission (“SEC”) for the electronic distribution of proxy materials. Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released or mailed to stockholders on or about March 29, 2022. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you how to obtain and review all of the important information contained in the Proxy Statement and 2021 Annual Report. The Notice also instructs you how to submit your proxy over the internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the Notice.
All stockholders of record can vote by telephone using the toll-free telephone number on the Notice or proxy card, or via the internet at www.proxyvote.com, and using the procedures and instructions described on the Notice or proxy card. You will need the 16-digit control number provided in your proxy materials. If you are a stockholder of record and receive a Notice card, you may request a written proxy card by following the instructions included in the Notice. To vote your proxy by mail using a written proxy card, mark your vote on the proxy card, then follow the instructions on the card. You may vote in person by attending the meeting.
The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR election of the seven nominees for directors as set forth in this Proxy Statement, (ii) FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials, and (iii) FOR ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation

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Proxy Statement for Annual Meeting of Stockholders	TABLE OF CONTENTS
addressed to the Corporate Secretary, by executing a proxy bearing a later date, or by attending the Annual Meeting and voting in person.
The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services or the internet, proxies may be solicited by directors, officers, and regular employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone. The Company has hired Georgeson, Inc. to assist in the solicitation of proxies at an estimated cost of $12,500 plus expenses.
The outstanding voting securities of the Company consist of shares of common stock, $0.01 par value per share (“Common Stock”). The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board of Directors as the close of business on March 15, 2022. At that date, there were outstanding and entitled to vote 83,342,128 shares of Common Stock.
The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

Item	Description	Votes Required for Approval	Effect of Withheld Vote/Abstention

01	Election of Directors	Affirmative vote of a majority of the votes cast for the election of directors at the Annual Meeting	An incumbent director nominee who receives a greater number of votes “withheld” than “for” is required to tender his or her resignation, which will be accepted or rejected by the Board as more fully described in “Election of Directors.” An abstention will not count as a vote cast and therefore will not affect the outcome of the vote.
02	Advisory vote to approve named executive officer compensation	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	An abstention will effectively count as a vote cast against this proposal.
03	Ratification of Ernst & Young LLP as independent auditors for 2022	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	An abstention will effectively count as a vote cast against this proposal.
Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them individually. Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Broker non-votes on any matter, as to which the broker has indicated on

Trinity Industries, Inc.	5	2022 Proxy Statement

Proxy Statement for Annual Meeting of Stockholders	TABLE OF CONTENTS
the proxy that it does not have discretionary authority to vote, will be treated as votes not cast or as shares not entitled to vote with respect to that matter and will not affect the outcome of the vote. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one matter.
Important Notice Regarding Attendance at the Annual Meeting
The Company intends to hold the Annual Meeting in person; however, due to concerns associated with COVID-19 (also known as coronavirus), the Company is taking steps to protect employees and visitors and to minimize the risk of disruption to its business. Accordingly, any stockholders attending the Annual Meeting will be subject to additional screening procedures. Attendees must report to security personnel, provide proper identification, and sign in upon arrival. Security will then screen all attendees prior to admission to the Annual Meeting. Security personnel will ask attendees about potential exposure to confirmed cases of COVID-19 and related questions. Any individual who responds in the affirmative to a pre-screening question, or refuses to respond, will be denied entry. Any individual who exhibits symptoms of COVID-19 during the Annual Meeting (i.e. cough, flu-like symptoms, or shortness of breath) will be promptly removed from the meeting. The Company is sensitive to recommendations that public health officials may issue in light of the evolving situation. As a result, the Company may impose additional procedures or limitations on meeting attendees (beyond those described above) or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). The Company will announce any such updates.

Trinity Industries, Inc.	6	2022 Proxy Statement

Corporate Governance	TABLE OF CONTENTS
CORPORATE GOVERNANCE

The business affairs of the Company are managed under the direction of the Board of Directors (also referred to in this proxy statement as the “Board”) in accordance with the General Corporation Law of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws. The role of the Board of Directors is to oversee the management of the Company for the benefit of the stockholders. This responsibility includes monitoring senior management’s conduct of the Company’s business operations and affairs; reviewing and approving the Company’s financial objectives, strategies, and plans; risk management oversight; evaluating the performance of the Chief Executive Officer and other executive officers; and overseeing the Company’s policies and procedures regarding corporate governance, legal compliance, ethical conduct, and maintenance of financial and accounting controls. The Board of Directors includes an independent Chairman and diverse and independent Board members who help ensure the Company's business strategies and programs are aligned with stakeholder interests.
The Board first adopted Corporate Governance Principles in 1998, which are reviewed annually by the Corporate Governance and Directors Nominating Committee and were last amended in December 2020. The Company has a long-standing Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the Chief Executive Officer, Chief Financial Officer, principal accounting officer, and controller, as well as the Board. The Company intends to post any amendments or waivers for its Code of Business Conduct and Ethics to the Company's website at www.trin.net to the extent applicable to an executive officer, principal accounting officer, controller, or director of the Company. The Corporate Governance Principles and the Code of Business Conduct and Ethics are available on the Company’s web site at www.trin.net under the heading “Investor Relations — Governance — Governance Documents.”
The directors hold regular and special meetings and spend such time on the affairs of the Company as their duties require. During 2021, the Board of Directors held ten meetings. The Board meets regularly in non-management executive sessions. The Board has elected Leldon E. Echols as non-executive Chairman of the Board. In this role, Mr. Echols chairs the non-management executive sessions. In 2021, all directors of the Company attended at least 75% of the meetings of the Board of Directors and the committees on which they served. It is Company policy that each director is expected to attend the Annual Meeting. All of the directors then serving were in attendance at the 2021 Annual Meeting.
Independence of Directors
The Board of Directors makes all determinations with respect to director independence in accordance with the New York Stock Exchange (“NYSE”) listing standards and the rules and regulations promulgated by the SEC. In addition, the Board of Directors established certain guidelines to assist it in making any such determinations regarding director independence (the “Independence Guidelines”), which are available on the Company’s website at www.trin.net under the heading “Investor Relations — Governance — Governance Documents — Categorical Standards of Director Independence.” The Independence Guidelines set forth commercial and charitable relationships that may not rise to the level of material relationships that would impair a director’s independence as set forth in the NYSE listing standards and SEC rules and regulations. The determination of whether such relationships as described in the Independence Guidelines actually impair a director’s independence is made by the Board on a case-by-case basis.

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Corporate Governance	TABLE OF CONTENTS
The Board undertook its annual review of director independence and considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations together with the Independence Guidelines. In making such determinations, the Board, among other things, considered the transactions described below.
Jason G. Anderson is Vice President of ValueAct Capital. During 2021, the Company repurchased approximately 16.9 million shares of Common Stock from ValueAct Capital, at a discount to market prices. Mr. Anderson qualifies as independent under the NYSE listing standards and SEC rules and regulations, and the Board does not believe that the repurchases impair Mr. Anderson's independence.
As a result of its review, the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the listing standards of the NYSE and the SEC rules and regulations: William P. Ainsworth, Jason G. Anderson, John J. Diez, Leldon E. Echols, Tyrone M. Jordan, S. Todd Maclin, and Dunia A. Shive. Mr. Anderson is not standing for election at the Annual Meeting. Prior to his departure from the Board in September 2021, the Board had determined that Brandon B. Boze was independent. The Board determined that E. Jean Savage is not independent because of her employment by the Company.
Board Leadership Structure
Mr. Echols serves as the independent, non-executive Chairman of the Board. As stated in the Corporate Governance Principles, the Board believes the decision as to whether the offices of Chairman and Chief Executive Officer should be combined or separated is the responsibility of the Board. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. The separation of the roles of Chairman and Chief Executive Officer allows Ms. Savage to focus on leading the Company’s business strategies, operations, and other corporate activities, while Mr. Echols provides independent oversight and direction and presides at meetings of the Board of Directors. For these reasons, the Board believes this leadership structure is effective for the Company.
Board Committees
The standing committees of the Board of Directors are the Audit Committee, Corporate Governance and Directors Nominating Committee, Finance and Risk Committee, and Human Resources Committee. Each of the committees is governed by a charter, current copies of which are available on the Company’s website at www.trin.net under the heading “Investor Relations — Governance — Governance Documents.” Ms. Savage, Chief Executive Officer and President (collectively referred to as the “CEO”) of the Company, does not serve on any Board committee. Director membership of the committees is identified below.

Trinity Industries, Inc.	8	2022 Proxy Statement

Corporate Governance	TABLE OF CONTENTS

Director	Audit Committee	Corporate Governance and Directors Nominating Committee	Finance and Risk Committee	Human Resources Committee

William P. Ainsworth		*	*
Jason G. Anderson			*	*
John J. Diez	*	C		*
Leldon E. Echols	*	*	*	C
Tyrone M. Jordan	*			*
S. Todd Maclin			C	*
Dunia A. Shive	C	*	*
* - Member
C - Chair
Audit Committee
The Audit Committee’s function is to oversee, on behalf of the Board, (i) the integrity of the Company’s financial statements and related disclosures; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, independence, and performance of the Company’s independent auditing firm; (iv) the performance of the Company’s internal audit function; (v) the Company’s internal accounting and disclosure control systems and practices; (vi) the Company’s procedures for monitoring compliance with its Code of Business Conduct and Ethics; and (vii) the Company’s policies and procedures with respect to risk assessment, management, and mitigation. In carrying out its function, the Audit Committee (a) reviews with management, the chief audit executive, and the independent auditors, the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent auditors on the financial condition of the Company and its accounting controls and procedures; (b) reviews with management its processes and policies related to risk assessment, management, and mitigation, compliance with corporate policies, compliance programs, and internal controls; and (c) performs such other duties as the Audit Committee deems appropriate. The Audit Committee also has oversight of information technology and cybersecurity, and received reports from senior management on these topics multiple times in 2021.
The Audit Committee pre-approves all auditing and all allowable non-audit services provided to the Company by the independent auditors. The Audit Committee selects and retains the independent auditors for the Company and approves audit fees. The Audit Committee met eight times during 2021. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert within the meaning of SEC regulations.
Corporate Governance and Directors Nominating Committee
The functions of the Corporate Governance and Directors Nominating Committee (the “Governance Committee”) are to identify and recommend to the Board individuals qualified to be nominated for election to the Board; review the qualifications of the members of each committee (including the independence of directors) to ensure that each

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Corporate Governance	TABLE OF CONTENTS
committee’s membership meets applicable criteria established by the SEC and NYSE; recommend to the Board the members and Chairperson for each Board committee; periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes to the Board; periodically review the Company’s orientation program for new directors and the Company’s practices for continuing education of existing directors; annually review director compensation and benefits and make recommendations to the Board regarding director compensation and benefits; review, approve, and ratify all transactions with related persons that are required to be disclosed under the rules of the SEC; annually conduct an individual director performance review of each incumbent director; and oversee the annual self-evaluation of the performance of the Board. The Governance Committee also reviews and oversees the Company's Corporate Social Responsibility Report and the actions and steps taken towards the Company's environmental, social, and governance goals. Each member of the Governance Committee is an independent director under the NYSE listing standards. The Governance Committee met three times during 2021.
In performing its annual review of director compensation, the Governance Committee utilizes independent compensation consultants from time to time to assist in making its recommendations to the Board. The Governance Committee reviewed the director compensation in 2021, considered benchmarking information provided by Meridian Compensation Partners, LLC (the “Compensation Consultant”), and established director compensation as discussed in “Director Compensation.”
The Governance Committee will consider director candidates recommended to it by stockholders. In considering candidates submitted by stockholders, the Governance Committee will consider the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:
•the name of the stockholder, evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and a description of all arrangements or understandings regarding the submittal between the stockholder and the recommended candidate; and
•the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be a director if selected by the Governance Committee, nominated by the Board, and elected by the stockholders.
The stockholder recommendation and information described above must be sent to the Corporate Secretary at 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the date the Company’s proxy statement was released in connection with the previous year’s Annual Meeting of Stockholders.
The Governance Committee believes the qualifications for serving as a director of the Company are that a nominee demonstrate depth of experience at the policy-making level in business, government, or education; possess the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and a willingness to exercise independent judgment; and have an impeccable reputation for honest and ethical conduct in both professional and personal activities. In addition, the Governance Committee examines a candidate’s time availability, the candidate’s ability to make analytical and probing inquiries, and financial independence to ensure he or she will not be financially dependent on director compensation.
The Governance Committee periodically identifies potential nominees by asking current directors and executive officers for their recommendations of persons meeting the criteria described above who might be available to serve on the Board. The Governance Committee may also engage firms that specialize in identifying director

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Corporate Governance	TABLE OF CONTENTS
candidates, which it did in 2021. As described above, the Governance Committee will also consider candidates recommended by stockholders.
Once a person has been identified as a potential candidate, the Governance Committee makes an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Governance Committee determines additional consideration is warranted, the Governance Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Governance Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees, and the need for any required expertise on the Board or one of its committees. The Governance Committee considers potential candidates in light of the skills, experience, and attributes (i) possessed by current directors and (ii) that the Board has identified as important for new directors to possess. The Governance Committee also contemplates multiple dynamics that promote and advance diversity among its members. Although the Governance Committee does not have a formal diversity policy, the Governance Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), gender, national origins, specialized skills and acumen, and breadth of experience in industry, manufacturing, financing transactions, and business combinations. The Governance Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder.
Finance and Risk Committee
The duties of the Finance and Risk Committee (the “Finance Committee”) include reviewing significant acquisitions and dispositions of businesses or assets and authorizing such transactions within limits prescribed by the Board; periodically reviewing the Company’s financial status and compliance with debt instruments; reviewing and making recommendations to the Board regarding financings and refinancings; authorizing financings and refinancings within limits prescribed by the Board; reviewing and assessing risk and litigation exposure related to the Company’s operations; monitoring and oversight responsibility for the Company's qualified retirement plans and certain related non-qualified plans; reviewing the Company's liquidity; reviewing stockholder returns including the Company's dividend and share repurchase program; and reviewing the Company’s insurance coverages. In addition, the Finance Committee periodically identifies, assesses, and reviews the business, commercial, operational, financial, and other risks associated with the Company's products and services. The Finance Committee also receives regular reports on legal, environmental, and safety matters. The Finance Committee met four times in 2021.
Human Resources Committee
The Human Resources Committee (the “HR Committee”) makes recommendations to the independent members of the Board of Directors in its responsibilities relating to the fair and competitive compensation of the Company’s CEO. The HR Committee has been delegated authority by the Board to make compensation decisions with respect to the other named executive officers (as defined below). Each member of the HR Committee is an independent director under the NYSE listing standards, including those standards applicable specifically to members of compensation committees. The HR Committee met four times during 2021.
The HR Committee reviews management succession planning and approves awards under the Company’s incentive compensation and equity-based plans. The HR Committee annually evaluates the leadership and performance of the Company’s CEO, and recommends the CEO's compensation to the Company’s independent directors. The independent directors are responsible for approving the CEO’s compensation. The CEO provides to the HR Committee an assessment of the performance of the other named executive officers. The HR Committee also has

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direct access to the Company’s key leaders. The HR Committee reviews and approves compensation for the Chief Financial Officer (the “CFO”) and the other executive officers named in the “Summary Compensation Table.” The CEO, the CFO, and the other executive officers named in the “Summary Compensation Table” are referred to in this proxy statement as the “named executive officers.”
The Role of the Compensation Consultant
The HR Committee retains an independent executive compensation consultant to provide an assessment of the Company’s executive compensation programs and to perform five key tasks. The consultant (i) reviews and assists in the design of the Company’s compensation programs, (ii) provides insight into executive compensation practices used by other companies, (iii) benchmarks the Company’s executive compensation pay levels with relevant peer survey data, (iv) provides proxy disclosure information for comparator companies, and (v) provides input to the HR Committee on the risk assessment, structure, and overall competitiveness of the Company’s executive compensation programs.
The HR Committee retained the services of the Compensation Consultant to assist in providing an independent assessment of the executive compensation programs. Meridian Compensation Partners, LLC was the HR Committee’s sole compensation consultant in 2021 and was chosen given its (i) depth of resources, (ii) content expertise, and (iii) extensive experience. The Compensation Consultant reported directly to the HR Committee for the purposes of advising it on matters relating to 2021 executive compensation. The services of the Compensation Consultant were used only in conjunction with executive compensation matters and to provide benchmarking information regarding director compensation and compensation trends for similar companies. The Compensation Consultant was not retained by the Company for any purpose. The Compensation Consultant’s ownership structure, limited service lines, and policies and procedures are designed to ensure that the Compensation Consultant’s work for the HR Committee does not raise any conflicts of interest. The amount of fees paid in 2021 to the Compensation Consultant by the Company represented less than 1% of the Compensation Consultant’s total annual revenues for 2021. The internal policies of the Compensation Consultant prohibit its partners, consultants, and employees from engaging in conduct that could give rise to conflicts of interest and from buying, selling, and trading in the securities of client companies when that partner, consultant, or employee is providing consulting services to the client. The employees of the Compensation Consultant providing consulting services to the HR Committee have no other business or personal relationship with any member of the HR Committee or any executive officer of the Company. After a review of these factors and the considerations outlined in applicable SEC and NYSE rules, the HR Committee has concluded that the work of the Compensation Consultant has not raised any conflicts of interest and that the Compensation Consultant is independent from the Company and from management.
The HR Committee instructed the Compensation Consultant to provide analyses, insight, and benchmarking information for 2021 on the named executive officers and other key executives to determine whether the compensation packages for these executives were competitive with the market and met the Company’s objectives. The Compensation Consultant was instructed to:
•review the total direct compensation (base salary, annual incentive, and long-term incentive);
•help identify and confirm that the comparator companies selected by the HR Committee were appropriate; and
•gather publicly-traded comparator company proxies and peer survey data to ascertain market competitive rates for the named executive officers.

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Corporate Governance	TABLE OF CONTENTS
The Compensation Consultant benchmarked all cash and equity components of compensation for 2021, excluding deferred compensation, and, for each position, determined certain percentile benchmarks.
The Role of Management
The CEO, the CFO, and the Chief Human Resources Officer work with the HR Committee and the Compensation Consultant to develop the framework and design the plans for all compensation components. The CEO and CFO recommend the financial performance measurements for the annual incentive awards and the long-term performance-based equity awards, subject to HR Committee approval. The CFO certifies the achievement of these financial performance measures. The HR Committee recommends the CEO's compensation to the independent directors for their approval. The CEO makes recommendations to the HR Committee on compensation for each of the other named executive officers.
The Role of the HR Committee
Throughout the year, the CEO provides the HR Committee with an ongoing assessment of the performance of the other named executive officers. These assessments provide background information for any adjustment to base salary, annual incentive, or long-term incentive. Both annual incentives and long-term incentives are established with threshold, target, and maximum payout levels.
The HR Committee realizes that benchmarking and comparing peer group proxy disclosure data require certain levels of interpretation due to the complexities associated with executive compensation plans. The HR Committee uses the benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidelines and adjusts compensation levels based on what the HR Committee believes is in the best interests of the Company’s stockholders. The HR Committee uses its judgment and bases its consideration of each executive’s compensation on performance in respect to the value of the executive’s contributions to the Company, the executive’s tenure, and peer survey data that establishes the ranges against which compensation is benchmarked.
Board’s Role in Risk Oversight
The Audit Committee has the responsibility to oversee the Company’s policies and procedures relating to risk assessment, management, and mitigation. The Finance Committee has the responsibility to review and assess risk exposure related to the Company’s operations, including safety, environmental, financial, contingent liabilities, and other risks that may be material to the Company, as well as the activities of management in identifying, assessing, and mitigating against business, commercial, operational, financial, and personal risks associated with the Company’s products and services. The Finance Committee accomplishes this responsibility as described at www.trin.net under the heading “Investor Relations - Governance - Governance Documents - Finance and Risk Committee Charter.” In addition, the Audit Committee, in its discretion, reviews the Company’s major risks and exposures, including (i) risks related to data privacy, cybersecurity, business continuity, information technology operational resilience, and regulatory matters, (ii) any special-purpose entities, complex financing transactions, and related off-balance sheet accounting matters, and (iii) legal matters that may significantly impact the Company’s financial statements or risk management. The Audit Committee periodically reviews and assesses the adequacy of the security for the Company's information systems and the Company's contingency plans in the event of a systems breakdown or security breach. The Board has also received specific cybersecurity training from third-party experts.
Risk Assessment of Compensation Policies and Practices
The Company conducts a detailed risk assessment of its compensation policies and practices (the “Compensation Policies”) for its employees, including its executive officers. Participants in the Compensation Policies risk

Trinity Industries, Inc.	13	2022 Proxy Statement

Corporate Governance	TABLE OF CONTENTS
assessment include the Company’s management, human resources group, internal audit group, Compliance and Risk Committee (which consists of senior corporate and business segment executives who meet regularly to identify and review risks and assess exposures), the Compensation Consultant, and the HR Committee.
At the request of the HR Committee, the Compensation Consultant performs a risk assessment with respect to the Compensation Policies applicable to executive officers. The Compensation Consultant did not find any excessive risk in its review of the Compensation Policies applicable to executive officers.
Also, representatives of the Company’s management, human resources group, and internal audit group review the Compensation Policies and meet to discuss and assess the likelihood and potential impact of the risk presented by the Compensation Policies and present findings to the Company’s internal Compliance and Risk Committee. The Compliance and Risk Committee considers these findings and assessments and reviews the Compensation Policies and the Compensation Consultant’s risk assessment. The Compliance and Risk Committee has concluded that the Compensation Policies are not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation
Messrs. Anderson, Diez, Echols, Jordan, and Maclin served on the HR Committee during the last completed fiscal year. In addition, Mr. Boze, a former director of the Company, served on the HR Committee during the last completed fiscal year. None of the members of the HR Committee had ever served as an executive officer or employee of the Company or any of its subsidiaries at the time of such member's service on the HR Committee. There were no compensation committee interlocks during 2021.
Communications with Directors
The Board has established a process to receive communications by mail from stockholders and other interested parties. Stockholders and other interested parties may contact any member of the Board, including the Chairman, Mr. Echols, or the non-management directors as a group, any Board committee or any chair of any such committee. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254.
All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to directors. Any contents that are not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
Commitment to Sustainability
The Company recognizes that further integrating the key principles of sustainability, including environmental stewardship, safety and quality assurance, corporate social responsibility, governance, and diversity and inclusion, are important to enhancing long-term value. The Company strives to employ its resources in ways that make positive contributions to its stakeholders and the communities in which it operates. As the Company pursues improvements to its products and services, it keeps in mind the environmental and societal impacts of its decisions and works to protect natural resources and the environment for the benefit of current and future

Trinity Industries, Inc.	14	2022 Proxy Statement

Corporate Governance	TABLE OF CONTENTS
generations. The Company continuously looks for ways to improve its governance practices with the goal of promoting the long-term interests of stakeholders, strengthening accountability, and inspiring trust.
Environmental Stewardship
The Company takes its commitment to reducing its own environmental impact seriously, as it recognizes climate change is a challenge facing its business, industry, and communities today. The Company is committed to contributing to a more resource-efficient economy and embedding climate change mitigation into its business strategy to help confront challenges such as energy management, fuel economy and efficiency, and materials sourcing. The Company aims to operate its business in a manner that minimizes the impact on natural resources and the environment. The Company believes railcars are a more environmentally-friendly way to fuel the North American supply chain. U.S. freight railroads produce far fewer greenhouse gas emissions than certain other modes of commercial transportation, such as trucks. The Company strives to responsibly support customers' products at each stage of the product lifecycle, including recycling the railcar through scrap and salvage at the end of its useful life.
Social Responsibility
The Company actively engages stakeholders across its environmental, health, and safety initiatives to continually improve processes and performance as it operates its businesses with a goal of zero injuries and incidents. The Company's goal is to add value to the communities in which its employees live and work, strengthening relationships and leveraging partnerships to amplify its impact. The Company strives to attract and retain a diverse and empowered workforce. Its priorities include fostering an inclusive and collaborative workplace, promoting opportunities for professional development, improving the well-being of its employees and other stakeholders, and contributing to the communities in which the Company operates.
Workforce Talent and Diversity
The Company is committed to attracting and retaining highly skilled and diverse employees and is proud that its workforce is made up of talented people from a variety of backgrounds. This commitment to diversity as a driver of long-term success is one the Company strives to uphold throughout the organization, including through all stages of the human resources process, from recruitment and hiring to talent retention.
The Company encourages and supports employee resource and networking groups, its diversity and inclusion committee, and other employee groups, which offer educational, professional development, and community service opportunities. The Company also provides focused training, mentoring, and employee development for specialized positions, such as plant managers, engineers, accountants, and more.
Through strategies such as its employee experience survey, the employee recognition program, and a comprehensive commitment to its core values, the Company is dedicated to building a healthy, engaging workplace where employees can thrive and do their best work. The Company takes pride in maintaining an active dialogue with employees. In its facilities, for example, the Company benchmarks overall employee engagement with an annual cross-organization survey targeting metrics such as safety, job satisfaction, and more.

Trinity Industries, Inc.	15	2022 Proxy Statement

Proposal 1 - Election of Directors	TABLE OF CONTENTS
PROPOSAL 01
ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members, seven of which are standing for election at the Annual Meeting. Following a recommendation from the Governance Committee:
Leldon E. Echols, Chairman of the Board
William P. Ainsworth
John J. Diez
Tyrone M. Jordan
S. Todd Maclin
E. Jean Savage
Dunia A. Shive
have been nominated by the Board for election at the Annual Meeting to hold office until the next Annual Meeting or the election of their respective successors. Each of them is a current member of the Board. Mr. Anderson is not standing for election at the Annual Meeting and his service as a director will end at the time of the Annual Meeting. The Board of Directors has determined that all of the director nominees other than Ms. Savage, the Company's CEO, are “independent directors.” Therefore, the Board has concluded that Ms. Savage is not independent.
An incumbent director nominee who receives a greater number of votes “withheld” than “for” in an uncontested election is required to tender his or her resignation for consideration by the Governance Committee and the Board (with the affected director recusing himself or herself from the deliberations). The Board will be free to accept or reject the resignation and will make its decision known publicly within 90 days of certification of the vote results. If a director’s resignation is accepted by the Board, the Board may fill the resulting vacancy.
The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes, or skills that led the Board to nominate the individual for election as a director of the Company.

THE BOARD BELIEVES
that each of the director nominees possesses the qualifications described at www.trin.net under the heading “Investor Relations - Governance - Governance Documents - Corporate Governance and Directors Nominating Committee Charter.” That is, the Board believes each nominee possesses:
(i)deep experience at the policy making level in business, government, or education;
(ii)the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company;
(iii)a willingness to exercise independent judgment; and
(iv)an impeccable reputation for honest and ethical conduct in both professional and personal activities.

The Board of Directors recommends that you vote "FOR" all of the Nominees.

Trinity Industries, Inc.	16	2022 Proxy Statement

Proposal 1 - Election of Directors	TABLE OF CONTENTS
Nominees

Leldon E. Echols
MR. ECHOLS serves as non-executive Chairman of the Board, Chair of the HR Committee, and a member of the Audit Committee, the Governance Committee, and the Finance Committee. He served as Executive Vice President and Chief Financial Officer of Centex Corporation, a residential construction company, from 2000 to 2006, when he retired. Prior to joining Centex, he spent 22 years with Arthur Andersen LLP and served as Managing Partner, Audit Practice for the North Texas, Colorado, and Oklahoma Region from 1997 to 2000. Mr. Echols is a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs. Mr. Echols has been engaged in private investments since 2006. He is a member of the board of directors and Chair of the audit committee of EnLink Midstream Manager, LLC, a company that owns interests in EnLink Midstream, LLC, which is engaged in the gathering, transmission, treating, processing, and marketing of natural gas, natural gas liquids, and crude oil. He is also a member of the board of directors and the audit committee of HF Sinclair Corporation, an independent energy company. He served as a member of the board of directors of HollyFrontier Corporation, an independent petroleum refiner, from 2009 until the establishment of HF Sinclair Corporation as its parent company in 2022. From 2008 to 2014, Mr. Echols served on the boards of directors of Crosstex Energy, L.P. and Crosstex Energy, Inc., which are predecessors to certain of the EnLink entities. From 2014 to 2019, he was a member of the board of directors of EnLink Midstream GP, LLC, a company that owned interests in EnLink Midstream Partners, LP.

Age: 66 Director Since: 2007

In addition to having gained substantial managerial experience as an executive officer of Centex, Mr. Echols possesses important skills and experience gained through his service in public accounting. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

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Proposal 1 - Election of Directors	TABLE OF CONTENTS

William P. Ainsworth
MR. AINSWORTH is a member of the Finance Committee and the Governance Committee. From 2019 until his retirement in 2020, Mr. Ainsworth served as Group President of the Energy & Transportation segment for Caterpillar, Inc. (“Caterpillar”), a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. From 2017 until his appointment as Group President in 2019, Mr. Ainsworth was Senior Vice President and Strategic Advisor to Caterpillar’s executive committee and was responsible for Caterpillar’s Rail Division. From 1993 until 2019, he served as President and Chief Executive Officer of Progress Rail Services, an integrated and diversified supplier of railroad and transit products and services as well as railcar leasing. Progress Rail Services was acquired by Caterpillar in 2006, and Mr. Ainsworth was appointed a Vice President of Caterpillar at that time.

Age: 65 Director Since: 2021
Mr. Ainsworth has extensive experience in the railcar industry, providing the Board with key skills relevant to the Company’s operations. In addition, he has extensive experience in managing a significant industrial enterprise.

John J. Diez
MR. DIEZ is Chair of the Governance Committee and a member of the Audit Committee and the HR Committee. Since 2021, Mr. Diez has served as Executive Vice President and Chief Financial Officer of Ryder System, Inc. ("Ryder"), a commercial fleet management and supply chain solutions company. From 2019 to 2021, Mr. Diez served as the President of Fleet Management Solutions for Ryder. From 2015 to 2019, he was President of Dedicated Transportation Solutions for Ryder. Mr. Diez joined Ryder in 2002 and held various other roles of increasing responsibility and seniority in finance and operations. Mr. Diez spent eight years in the audit practice of KPMG LLP prior to joining Ryder. He is a Certified Public Accountant in the state of Florida and a member of the American Institute of CPAs.

Age: 51 Director Since: 2018
Mr. Diez has extensive experience in managing a significant industrial enterprise. In addition, he possesses important skills and experience gained through his service in public accounting and as a chief financial officer. His experience in equipment leasing, logistics, and supply chain matters provides the Board with key skills relevant to the Company’s operations.

Trinity Industries, Inc.	18	2022 Proxy Statement

Proposal 1 - Election of Directors	TABLE OF CONTENTS

Tyrone M. Jordan
MR. JORDAN is a member of the Audit Committee and the HR Committee. Mr. Jordan served as the President and Chief Operating Officer of DURA Automotive Systems, a global designer and manufacturer of automotive components, from 2015 to 2019. Mr. Jordan began his career at General Motors Company (“GM”). During his GM tenures from 1984 to 2009 and from 2014 to 2015, Mr. Jordan held numerous international operations, business development, strategy, marketing and sales, mergers and acquisitions, and product development executive positions, ultimately serving as Executive Vice President, Global Operations and Customer Experience. From 2009 to 2013, Mr. Jordan served United Technologies Corporation, provider of high-technology systems and services to the building and aerospace industries, in prominent roles in manufacturing operations, purchasing, technology and engineering, and ultimately served as Global Senior Vice President, Operations and Supply Chain, Aerospace Systems. He is a member of the board of directors and the audit committee of Oshkosh Corporation, a leading designer, manufacturer, and marketer of access equipment, specialty vehicles, and truck bodies. He also serves on the board of directors of Axalta Coating Systems, Ltd., a manufacturer, marketer, and distributor of high performance coating systems, and of TPI Composites, Inc., an independent manufacturer of composite wind blades for the wind energy market. In 2021, until it was acquired, he served on the board of directors of Cooper Tire & Rubber Company, which specializes in the design, manufacture, marketing and sale of car, truck, motorcycle, and racing tires.

Age: 60 Director Since: 2020

Mr. Jordan has substantial experience and expertise in leading significant industrial enterprises. His experience in operations and supply chain matters provides the Board with key skills relevant to the Company. In addition, his service on the boards of other significant companies provides the Board with additional perspectives on the Company's operations.

Trinity Industries, Inc.	19	2022 Proxy Statement

Proposal 1 - Election of Directors	TABLE OF CONTENTS

S. Todd Maclin
MR. MACLIN is Chair of the Finance Committee and a member of the HR Committee. Mr. Maclin retired in 2016 from a 37-year career at JPMorgan Chase & Co., and its predecessor banks, where he rose to Chairman, Chase Commercial and Consumer Banking in 2013, and served on the company's operating committee. Prior to that, he held a variety of leadership roles, including Regional Executive for Texas and the Southwest U.S., and Global Executive for Energy Investment Banking. Mr. Maclin serves as a director of The University of Texas Development Board, as a member of the advisory council for McCombs Graduate School of Business, on the executive committee of The University of Texas Chancellor's Council, on the board of visitors of UT Southwestern Health System, on the steering committee for the O'Donnell Brain Institute for UT Southwestern, and on the board of Southwestern Medical Foundation and a member of its investment committee. Mr. Maclin serves on the board of directors of Kimberly-Clark Corporation, a global manufacturer of branded tissue and personal care products, where he serves on the audit committee. He also serves on the board of directors of RRH Corporation, the parent company of Hunt Consolidated, Inc.; is a board advisor for Cyber Defense Labs; and is an advisory director of Susser Banc Holdings Corporation.

Age: 65 Director Since: 2020

Mr. Maclin has substantial experience as a senior executive in the banking industry, which provides the Board with financial transaction experience. His service on the boards of other significant companies provides the Board with additional perspective on the Company's operations.

Trinity Industries, Inc.	20	2022 Proxy Statement

Proposal 1 - Election of Directors	TABLE OF CONTENTS

E. Jean Savage
MS. SAVAGE has served as Chief Executive Officer and President of the Company since 2020. From 2017 until her retirement in 2020, Ms. Savage served as Vice President of Caterpillar, where she had responsibility for the Surface Mining & Technology Division. From 2014 to 2017, she was Chief Technology Officer and Vice President of Caterpillar’s Innovation and Technology Development Division. From 2009 to 2014, she served as Senior Vice President and Chief Operating Officer of the Locomotive and Railcar Services business unit for Caterpillar subsidiary Progress Rail Services. Ms. Savage joined Progress Rail Services in 2002 as Vice President for Quality and Continuous Improvement. She also served as Vice President of Progress Rail’s Freight Car Repair, Parts and Quality Divisions. Prior to joining Progress Rail, she worked in a variety of manufacturing and engineering positions in her 14 years at Parker Hannifin Corporation, a leader in motion and control technologies and systems. Ms. Savage is a member of the board of trustees of the Manufacturers Alliance for Productivity and Innovation and a member of the board of directors of the National Association of Manufacturers. Ms. Savage also served for nine years in the U.S. Army Reserves as a military intelligence officer. Ms. Savage is a member of the board of directors of WestRock Company, a provider of differentiated paper and packaging solutions, where she serves on the audit committee. She is also a member of the board of directors of the Dallas Regional United Way.

Age: 58 Director Since: 2018

During her tenure with the Company, Ms. Savage has provided excellent leadership, exhibiting sound judgment and business acumen. With her experience in leading and transforming significant industrial enterprises during her time at Caterpillar, including optimizing business operations and corporate infrastructure, Ms. Savage brings substantial expertise to the Company. In addition, her experience in the railcar industry, as well as her knowledge of the complex public company reporting requirements to consolidate an operating company and a financial company, provide the Board with key skills relevant to the Company’s operations.

Trinity Industries, Inc.	21	2022 Proxy Statement

Proposal 1 - Election of Directors	TABLE OF CONTENTS

Dunia A. Shive
MS. SHIVE is Chair of the Audit Committee and a member of the Governance Committee and the Finance Committee. From 2008 to 2013, she served as Chief Executive Officer and President of Belo Corp., a media company that owned several television stations, until its acquisition by Gannett Co., Inc. After the acquisition, Ms. Shive served as Senior Vice President of TEGNA Inc., formerly Gannett Co., Inc., a publishing, broadcast and digital media company, until 2017. She joined Belo Corp. in 1993 and served in a variety of leadership positions during her tenure, including Chief Financial Officer. Ms. Shive is a member of the board of directors of Kimberly-Clark Corporation, a global manufacturer of branded tissue and personal care products, where she serves as Chair of the audit committee. Ms. Shive is also a member of the board of directors of Main Street Capital Corporation, a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies, and DallasNews Corporation, a local news and information publishing company in Texas. From 2014 to 2018, Ms. Shive was a director of Dr Pepper Snapple Group, Inc. From 2009 to 2015, she served on the board of directors of the Associated Press, where she served as Chair of the audit committee from 2011 to 2015. From 2008 to 2013, she served on the board of directors of Belo Corp.

Age: 61 Director Since: 2014

Ms. Shive has broad experience in managing and leading a significant publicly-traded company. In addition, she possesses important skills and experience gained through her position as a chief financial officer and service in public accounting prior to joining Belo Corp. Her service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Trinity Industries, Inc.	22	2022 Proxy Statement

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation	TABLE OF CONTENTS
PROPOSAL 02
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks approval from its stockholders, on an advisory basis, of the compensation of its named executive officers as described in this proxy statement.
The Company owns market-leading businesses that provide railcar products and services in North America. The Company's purpose is to "Deliver Goods for the Good of All." It strives to fulfill this purpose while generating high quality earnings and returns for stockholders. The Company’s compensation program plays a significant role in its ability to attract, motivate, and retain a high quality workforce.
At the Company’s 2021 Annual Meeting, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2021 proxy statement, commonly referred to as a say-on-pay vote. The stockholders approved the named executive officers’ compensation, with approximately 97% of the stockholders present and entitled to vote at the meeting voting in favor of the 2021 say-on-pay resolution. This proposal provides stockholders the opportunity to approve or not approve the Company’s executive compensation program through the following resolution:
“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”
Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements. After the 2022 Annual Meeting, the next advisory vote to approve the compensation of the named executive officers will occur at the 2023 Annual Meeting of Stockholders unless the Board modifies its policy on the frequency of holding such advisory votes.

THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM
(i)encourages high levels of performance and accountability;
(ii)aligns the interests of executives with those of stockholders;
(iii)links compensation to business objectives and strategies; and
(iv)takes into account, as appropriate, the cyclical nature of the Company’s business.

The Board of Directors recommends that you vote "FOR" approval of this resolution.

Trinity Industries, Inc.	23	2022 Proxy Statement

Proposal 3 - Ratification of the Appointment of Ernst & Young LLP	TABLE OF CONTENTS
PROPOSAL 03
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022. Although stockholder ratification of the appointment of Ernst & Young is not required, the Board believes that submitting the appointment to stockholders for ratification is a matter of good corporate governance.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisers, and consultants.
Ernst & Young, or a predecessor of that firm, has been the auditors of the accounts of the Company each year since 1958. The Company has also been advised that Ernst & Young will be represented at the Annual Meeting, where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Fees of Independent Registered Public Accounting Firm for Fiscal Years 2021 and 2020
The following table presents fees for professional audit services rendered by Ernst & Young for the audits of the Company’s annual financial statements for the years ended December 31, 2021 and 2020, and fees for other services rendered by Ernst & Young during those periods:

	2021	2020

Audit fees	$2,229,000	$2,321,900
Audit-related fees	152,000	80,000
Tax fees	133,505	202,780
Services rendered by Ernst & Young in connection with fees presented above were as follows:
Audit Fees
In fiscal years 2021 and 2020, audit fees include fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements, quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, statutory audits in Mexico, Europe, and Singapore, and standalone financial statement audits of certain subsidiaries as required by the Company’s debt agreements. Additionally, audit fees in fiscal years 2021 and 2020 include fees associated with incremental audit procedures related to certain complex transactions and organizational changes, as well as fees for incremental audit procedures related to system upgrades.

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Proposal 3 - Ratification of the Appointment of Ernst & Young LLP	TABLE OF CONTENTS
Audit-Related Fees
In fiscal years 2021 and 2020, audit-related fees include fees for employee benefit plan audits. In fiscal year 2021, audit-related fees also include fees and services rendered related to the completion of a service organization controls report for the Railcar Leasing and Management Services Group.
Tax Fees
Tax fees in fiscal years 2021 and 2020 include fees for tax advice on general tax matters, state transfer pricing, services in relation to various tax credits, evaluation of tax treatment of insurance benefits, and state tax planning.
The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by Ernst & Young. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee. Pursuant to this delegation, the Chair must report any pre-approval decision to the Audit Committee at its first meeting after the pre-approval was obtained. Under this policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular services or category of services and includes an anticipated budget.
Report of the Audit Committee
We are a standing committee comprised of independent directors as “independence” is currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board of Directors has determined that all four of the members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules. We operate under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on the Company’s website at www.trin.net under the heading “Investor Relations — Governance — Governance Documents — Audit Committee Charter.”
We annually select the Company’s independent auditors. That selection is presented to the Company's stockholders for ratification.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.
Consistent with our charter responsibilities, we met and held discussions with management and the independent auditors. In this context, management and the independent auditors represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2021, were prepared in accordance with U.S. Generally Accepted Accounting Principles. We reviewed and discussed the consolidated financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.
The Company’s independent auditors have also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, including concerning independence, and we discussed with the

Trinity Industries, Inc.	25	2022 Proxy Statement

Proposal 3 - Ratification of the Appointment of Ernst & Young LLP	TABLE OF CONTENTS
independent auditors that firm’s independence. We also considered whether the provision of non-audit services is compatible with maintaining the independent auditors’ independence and concluded that such services have not impaired the auditors’ independence.
Based upon our reviews and discussions with management and the independent auditors, and our review of the representation of management and the report of the independent auditors to the Audit Committee, we recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
Audit Committee
Dunia A. Shive, Chair
John J. Diez
Leldon E. Echols
Tyrone M. Jordan
The Board of Directors recommends that you vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Trinity Industries, Inc.	26	2022 Proxy Statement

Executive Compensation	TABLE OF CONTENTS
EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The Board has delegated oversight of the Company’s executive compensation program to the HR Committee, which included a representative of a significant Company stockholder during 2021. This Compensation Discussion and Analysis describes how the HR Committee designed the executive compensation program and set individual pay for the named executive officers in the Summary Compensation Table. The HR Committee reviews and recommends the CEO’s compensation to the independent directors of the Board for their approval. The HR Committee also reviews and approves the compensation of the other named executive officers.
Executive officers named in the 2021 Summary Compensation Table are:
•E. Jean Savage, Chief Executive Officer and President
•Eric R. Marchetto, Executive Vice President and Chief Financial Officer
•Sarah R. Teachout, Executive Vice President and Chief Legal Officer
•Brian D. Madison, Executive Vice President, Services Operations
~~•~~Kevin Poet, Executive Vice President, Operations and Support Services. Mr. Poet served as Executive Vice President, Support Services until October 2021, when he assumed his current role.
Business Conditions and Impact on Incentive Design
In 2021, the Company benefited from improving market conditions due to the general recovery from the lows of 2020 brought about by the COVID-19 pandemic. Rail carload volumes improved through the year, and lease fleet utilization reached pre-pandemic levels. However, the Company was negatively impacted by labor shortages and turnover as well as supply chain disruptions, especially in the Rail Products segment.
The Company continues to execute on its strategic vision and in 2021 made great strides toward balance sheet optimization with the divestiture of its highway business, its significant return of capital to stockholders, and its focus on optimizing leverage. Additionally, the Company introduced sustainable railcar conversions as a way to optimize the lease fleet while preserving as much of the existing car as possible. The Company remains focused on its purpose statement – “Delivering Goods for the Good of All” - and believes a strong rail network will be an increasingly more significant part of the North American supply chain in the future.
Industry Cyclicality
The industries in which the Company operates are highly cyclical in nature. Weaknesses in certain sectors of the U.S. and global economy may make it more difficult to sell or lease certain types of railcars. Additionally, adverse changes in commodity prices or lower demand for certain commodities could result in a decline in customer demand for various types of railcars. The Company has regularly experienced this cyclicality. During 2021, the COVID-19 pandemic and the subsequent challenges related to supply chain disruptions and labor shortages are believed to have increased the cyclical volatility the Company experienced.

Trinity Industries, Inc.	27	2022 Proxy Statement

Executive Compensation	TABLE OF CONTENTS
The Company recognizes the challenges of providing competitive compensation through business cycles, and designs its incentive compensation programs to encourage returns-focused, long-term growth. The Company sets goals intended to retain its executives and motivate them to improve the Company’s performance throughout the business cycle, with a continued focus in 2021 on profit before tax improvement and improvement in the pre-tax return on total stockholder equity, as well as relative total stockholder return ("TSR") and a renewed focus on Cash From Operations.
Company Highlights
The Company made strides to elevate its position as a leading provider of railcar products and services in North America in 2021, with a dual focus on optimizing its lease fleet and improving the profitability of its manufacturing and maintenance businesses. Additionally, the Company divested its highway products business in the fourth quarter, which was the only non-rail business remaining in the Company's portfolio. The Company also remained focused on returning capital to stockholders, both through significant buybacks and a consistent dividend. The Company maintains a competitive advantage by retaining seasoned executives, developing a strong leadership succession plan, and seeking to ensure long tenure and orderly transitions among its senior executives.
Financial and Operational Highlights
During 2021, the Company utilized the strengths of its business model to (i) optimize its operating structure and balance sheet; (ii) remain operationally and financially flexible; (iii) make strategic decisions when market conditions shifted; (iv) make disciplined investments in its business, (v) reposition and streamline its operations based on product demand; and (vi) maintain a conservative and liquid balance sheet to provide stability and capitalize on attractive investment opportunities. Financial and operational highlights are shown below:
•Full year revenues of $1.5 billion
•Reported earnings from continuing operations per diluted share ("EPS") of $0.38 and adjusted EPS of $0.34 (excludes $0.04 per share of adjustments made to better reflect the Company's core operating performance)
•Cash flow from operations and total free cash flow after dividends and investments were $616 million and $539 million, respectively
•Returned $895 million to stockholders in the form of share repurchases and dividends
•Total stockholder return of 48.0% for the 2019-2021 period
On December 31, 2021, the Company completed the sale of its highway products business for an aggregate purchase price of $375 million and recorded a net gain of $131 million on the sale, which was reflected in discontinued operations in the Company's financial statements. The Company believes the highway products business was not core to the Company's operations and therefore sold the business and the proceeds from the sale were immediately returned to stockholders in the form of stock repurchases. This transaction allowed the Company to focus fully on rail-related businesses.
The financial and operational highlights listed above and elsewhere in this Compensation Discussion and Analysis include financial measures compiled in accordance with generally accepted accounting principles (“GAAP”) and certain non-GAAP measures. Please refer to the “Appendix - Reconciliations of Non-GAAP Measures” for information on the non-GAAP measures included herein, reconciliations to the most directly comparable GAAP

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financial measure, and the reasons why the Company believes each measure is useful to management and investors.

2021 Key Changes to Executive Compensation Program
For 2021, the HR Committee made changes to the annual and long-term incentive programs. These changes were made to enhance the alignment of the compensation programs with market practice and stockholders’ interests, reinforce a pay for performance philosophy, retain key talent in critical roles, and increase focus on the 2021 operational plan that drove implementation of the Company's three-year strategic plan, while managing through the uncertainty of the business impact of the pandemic. Listed below are key changes for 2021:
Annual Incentive
•Selected a 2021 annual incentive plan qualitative metric based on the 2021 Operating Plan Priorities Scorecard that included key financial, operational, services, safety, and talent metrics (weighted 15%).
•Incorporated a new design feature in 2021 (Operating Plan Performance Score Modifier) to further support a pay-for-performance philosophy, that will further recognize high-performing departments, and increase a sense of ownership and accountability.
•Profit before tax ("PBT") remained the primary annual incentive plan metric (weighted 70%), while Cash From Operations was added as a second financial metric (weighted 15%).
•Given the business impact of the pandemic and the ongoing cyclical downturn, the PBT target amount was reduced from the 2020 target amount.
•The threshold amount of PBT required to achieve a payout was lowered from 75% of target to 65% of target to account for the business uncertainty associated with the pandemic, and the associated threshold payout percent was lowered from 35% of target in 2020 to 25% in 2021.
Long-Term Incentive
•Reduced the weighting of performance-based awards to 60% of the total annual grant-date awards value from 80% to more closely align with market practices.

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Executive Compensation Program Highlights
As further described in this Compensation Discussion and Analysis, key features of the Company’s compensation practices for the named executive officers include:

What We Do		Separate roles of CEO and Chairman of the Board of Directors
Objective financial performance measures are the largest component of annual and long-term incentive programs
Performance-based compensation set at 57% of the CEO’s total target compensation and at an average of 49% of the remaining named executive officers’ total target compensation
Annual and long-term incentive programs in 2021 were 100% and 60% performance-based, respectively, with no guarantees for payment of the performance-based components
Long-term equity grants comprised 66% of the CEO’s total target compensation at grant and an average of 43% of the remaining named executive officers’ total target compensation (excluding one-time equity awards described in "Time-Based Restricted Stock Unit Grants in 2021")
Payments under long-term incentive grants based on relative TSR are capped at 100% of target if relative TSR is negative over the performance period
Double trigger provision for cash severance and equity issued after 2018 in the Company’s change in control agreements
Stock ownership requirements ranging from three to six times base salary
Clawback policy that allows the Company to recoup payouts under annual and long-term incentive plans
Total target compensation is generally targeted in a range of 15% above or below the 50th percentile of the Peer Survey Data (as defined below)
Utilization of different performance metrics for annual and long-term incentive programs

What We Don't Do	X	No dividend or dividend equivalent payments are made on unvested performance units or unvested restricted stock units(1)
	X	No hedging or pledging of Company securities
	X	No agreements containing excise tax gross ups
	X	No executive employment agreements
	X	No repricing or cash buyouts of underwater stock options
	X	No replacement of underwater stock options with other awards
(1)Dividend equivalents on unvested restricted stock units issued to employees, including the named executive officers, are accrued and paid upon vesting.
Role of Stockholder Say-On-Pay Votes
In May 2021, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2021 proxy statement, commonly referred to as a say-on-pay vote. The named executive officers’ compensation was approved, with approximately 97% of the stockholders present and entitled to vote

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voting in favor of the 2021 say-on-pay resolution. The Company typically engages in multiple industry/investor conferences and roadshows each calendar quarter, in addition to handling routine investor calls and questions. Also, after the Company releases earnings each quarter, the Company holds a conference call with investors in which the CEO and CFO make presentations and answer questions. As noted above, a representative of a significant stockholder served on the HR Committee during 2021.
Based on the Company's 2021 stockholder engagement efforts, stockholders voiced no concerns regarding named executive officer compensation. As the Company evaluated its compensation practices and talent needs throughout 2021, it continued to apply its strong pay for performance compensation philosophy, in keeping with the stockholders' strong support of the Company’s compensation programs. Following its annual review of executive compensation, the HR Committee decided to continue utilizing annual and long-term incentive compensation that rewards senior executives for delivering value for stockholders throughout the Company’s business cycle.
Compensation Overview
The HR Committee sets each named executive officer’s compensation based on the overall objectives of the Company’s executive compensation program and the following additional factors:
•the breadth, complexity, and scope of each executive’s responsibilities within the Company;
•the executive’s performance in providing leadership support of operational and financial flexibility that directs resources to railcar leasing, maintaining and manufacturing products in greatest demand, and capitalizing on investment opportunities;
•past performance through changing economic cycles and business climates with respect to specific financial, strategic, and operating objectives; and
•compensation benchmark data from peer group companies (the “Peer Survey Data”) against which executive compensation is compared.
Pay for Performance Philosophy
The Company’s executive compensation philosophy is based on pay for performance. As illustrated in Table 1 below, target performance-based incentive compensation, including both annual and performance-based long-term compensation, comprised 57% of our CEO's total target compensation and 49%, on average, of our other named executive officers' total target compensation. To more closely align with market practices while still rewarding executives based upon strong financial performance measured by TSR and ROE, the Company reduced the portion of long-term incentive ("LTI") awards issued as performance units to 60% in 2021, from 80% in 2020. The remaining 40% was issued as time-based restricted stock units. The HR Committee believes that by having a significant amount of an executive’s compensation based on performance, and therefore at risk of non-payment, the executive will be properly motivated to bring added value to the Company and stockholders. The Company’s executive compensation program also is designed to provide significant upside opportunity for exceptional performance, above-market compensation for above-market performance and, conversely, reduced compensation when Company performance is lower than expected.

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Table 1: 2021 Named Executive Officer Total Target Compensation — Fixed vs. Performance-Based(1)
(1)Excludes one-time equity awards described in "Time-based Restricted Stock Unit Grants in 2021."
Objectives of the Executive Compensation Program
The primary emphasis of the Company’s executive compensation program is to encourage and reward progress toward the Company’s strategic operational and financial objectives. These objectives are recommended by management, with oversight of the Board of Directors, and are designed to promote the long-term interests of the Company’s stockholders. As stockholders themselves, the Company’s leaders are keenly focused on achieving these objectives.
Table 2 below provides a summary of the executive compensation program objectives.

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Table 2: Executive Compensation Program Summary

2021 Executive Compensation Program Objectives	2021 Executive Compensation Program Design

Provide an incentive for long-term value creation for stockholders	Use equity-based awards and executive stock ownership requirements to align with stockholder interests
Encourage the highest level of performance and accountability for optimizing and growing the rail platform for the Company's overall success	Provide compensation opportunity commensurate with Company performance and annual and long-term incentives that are linked to stockholder interests
Align compensation with annual and long-term business objectives, strategies, and financial targets	Provide a reasonable mix of fixed and incentive compensation (approximately 43% fixed, 57% incentive for the CEO; approximately 51% fixed, 49% incentive on average for the other named executive officers)
Motivate senior executives to successfully guide the Company through changing economic cycles and business climates	Provide a reasonable balance between annual and long-term compensation (approximately 34% annual, 66% long-term for the CEO; approximately 57% annual, 43% long-term on average for the other named executive officers)
Attract, motivate and retain the key executives needed to enhance the performance and profitability of the Company throughout its business cycles and meet the Company's objective for collaboration and innovation among its senior executives	Maintain competitive pay levels based on the Peer Survey Data and peer group proxy disclosure data (targeted range for total target compensation is generally within 15% above or below the 50th percentile of the Peer Survey Data)
Encourage executives to enhance the Company’s position as an industry-leading integrated railcar leasing, manufacturing, and services business	Provide compensation levels aligned with performance and that address both industry competitiveness as well as recruiting/retention competitiveness
Benchmarking and Peer Survey Data for 2021 Compensation
The HR Committee retains the Compensation Consultant to provide the HR Committee with guidance on executive compensation-related matters and to perform a total compensation benchmarking study at least annually. In setting 2021 compensation, this benchmarking information included data from each company named in the peer group shown in Table 3. The HR Committee considered the data provided by the Compensation Consultant when developing 2021 base salaries, annual incentive compensation, long-term incentive compensation, and total target compensation for the Company’s named executive officers.
The HR Committee performs an annual review to determine whether peer companies remain appropriate. For the November 2020 compensation study to establish 2021 compensation, the peer companies shown in Table 3 below were largely unchanged from the group used to establish 2020 compensation. The sole change was that WABCO Holdings had been acquired and therefore was removed from the peer group. These companies had median 2019 fiscal year revenue of $2.6 billion and market capitalization of $2.1 billion as of September 2020. The peer group shown in Table 3 below is comprised of industrial companies with similar size (measured by revenue and market

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capitalization), span of operation, and business complexity, that the Company could potentially compete with for executive talent.
Table 3: Peer Companies Used for 2021

●	Air Lease Corporation	●	Oshkosh Corporation
●	Allison Transmission Holdings, Inc.	●	REV Group, Inc
●	Astec Industries, Inc.	●	Ryder System, Inc.
●	FreightCar America, Inc	●	Terex Corporation
●	GATX Corporation	●	The Greenbrier Companies, Inc.
●	Herc Holdings Inc.	●	United Rentals, Inc.
●	The Manitowoc Company, Inc.	●	Wabash National Corporation
●	Meritor, Inc.	●	Westinghouse Air Brake Technologies Corporation
The Peer Survey Data is size-adjusted, regressed market data for base salary, target annual and long-term incentive compensation, and total target compensation obtained from the Aon Total Compensation Measurement Survey. As a point of reference when available for named executive officers, the HR Committee also reviewed the most recently available peer group proxy disclosure data for the 2021 peer companies in Table 3.
Compensation Approach
The Company’s executive compensation is designed to drive executive accountability for performance of the Company as a whole. This approach is reflected in the Company’s compensation program and contributes to a performance-driven culture where executives are expected to deliver results that promote the Company’s position as an industry-leading integrated railcar leasing, manufacturing, and services business. In setting 2021 compensation, the Company utilized the Peer Survey Data and generally targeted the total target compensation of its named executive officers between 15% above or below the 50th percentile of the Peer Survey Data, which is an enhancement to the prior year's range of 10% above and below the 50th percentile. This enhancement (i) improves alignment with current market practice; (ii) increases our flexibility to attract, motivate, and retain high-performing executives with top-level knowledge, skills, abilities and diverse perspectives as we compete in the current talent market; and (iii) increases our flexibility to ensure the integrity of our compensation approach as we move through market cycles.
The HR Committee realizes that benchmarking against the Peer Survey Data requires interpretation due to the potential differences in position scope. The HR Committee uses the Peer Survey Data benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidance, making adjustments to compensation levels based on such interpretations and what the HR Committee believes to be consistent with the overall compensation objectives of the Company and in the best long-term interests of the Company’s stockholders.
The Company’s compensation philosophy has proven to be appropriate and sufficient to attract, motivate, and retain the key executives needed to enhance the performance, profitability, and stockholder returns of the Company. The HR Committee considers the targeted range and develops a total target compensation amount for each named executive officer using the objectives described below and the Peer Survey Data as general guidelines. An individual’s total target compensation may be set at or below the 50th percentile if a named

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executive officer is relatively new to his or her current position. Total target compensation may be set above the 50th percentile if a named executive officer is a seasoned executive and has significant experience and achievements in his or her role at the Company or has extensive work experience in similar positions elsewhere that the HR Committee has determined provides additional value. See "Compensation Overview" above for factors influencing the HR Committee's compensation decisions.
2021 Total Target Compensation
In establishing 2021 total target compensation, excluding any one-time awards, for the named executive officers, the HR Committee considered individual and Company performance, job responsibilities, alignment of the named executive officers’ and stockholders’ interests, the importance of retaining a seasoned team of key executives, the Peer Survey Data, peer group proxy disclosure data, and the CEO’s recommendations. Taking these factors into account, the HR Committee (and the independent directors, with respect to the CEO) established 2021 total target compensation for each named executive officer. Given the challenging business environment and the ongoing impact of the pandemic, the Company limited 2021 compensation increases for the named executive officers, as detailed in the individual compensation component discussions.
In the aggregate, the 2021 total target compensation for the named executive officers other than the CEO was within the targeted range of 15% above or below the 50th percentile of the Peer Survey Data, at 4% below the targeted range midpoint. The CEO's total target compensation was 11% below the targeted range midpoint. Table 4 below shows the CEO and aggregate 2021 total target compensation for named executive officers other than the CEO compared to a range of 15% above or below the 50th percentile of the 2021 Peer Survey Data for current named executive officer roles. See “Components of Compensation” for further discussion on the establishment of each component of compensation.
Table 4: CEO and Aggregate (Excluding CEO) Total Target Compensation(1)
(1)Excludes one-time equity awards described in "Time-based Restricted Stock Unit Grants in 2021".

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For the named executive officers, the HR Committee considered the Company’s and each named executive officer’s 2020 performance when (i) setting 2021 target compensation for the named executive officers other than the CEO and (ii) recommending the CEO's 2021 target compensation to the independent directors. The named executive officers provided the leadership and management that were pivotal to the Company's success in 2020. The following individual performance factors were applicable in (i) determining 2021 compensation for named executive officers other than the CEO and (ii) recommending the CEO's 2021 compensation to the independent directors:
Ms. Savage - her excellent leadership, sound judgment, and business acumen in leading the Company through the complexities and challenges associated with the pandemic, a cyclical downturn, and ongoing optimization efforts, which produced solid results for stockholders;
Mr. Marchetto - his long tenure in the Company’s rail business, having held executive positions in the areas of finance, sales, administration, leasing, and commercial activities. In 2020, Mr. Marchetto became CFO and his significant rail industry experience, leadership, and financial acumen have helped him successfully lead the strategic efforts associated with the company's financial performance.
Ms. Teachout - her significant contributions with regard to the Company’s legal activities, including her successful oversight of the Company’s litigation since joining the Company. Ms. Teachout has significant legal expertise that greatly benefits the Company’s business. In 2020, she oversaw the development and implementation of the Company's response to the COVID-19 pandemic.
Mr. Madison - his proven leadership and deep experience in portfolio management, business development, and sales and marketing. His financial services expertise ranges from high volume, scale-driven, origination platforms to middle- and large-ticket market segments.
Mr. Poet - his more than 30 years of manufacturing and leadership experience includes all facets of industrial manufacturing and equipment services. Since joining the Company in 2020, he has led numerous transformational initiatives. In October 2021, Mr. Poet assumed additional responsibilities and was promoted to Executive Vice President of Operations and Support Services.
In addition to the above performance-related factors, the HR Committee considered the executive compensation program design features shown in Table 2 above in setting each component of compensation. Prior to 2021 compensation adjustments, total target compensation for Mr. Marchetto was within the targeted range, while total target compensation for Ms. Teachout was above the target range. Total target compensation for Ms. Savage and Mr. Madison were below the targeted range, which was the basis for the respective adjustments made to their 2021 compensation. Mr. Poet assumed significant additional management responsibilities in October 2021, which was the basis for the pro-rated compensation increase at that time. The HR Committee believes that the 2021 total target compensation levels for the named executive officers were appropriate.
Components of Compensation
The Company’s 2021 executive compensation program has three key components:
•a base salary;
•an annual incentive; and
•a long-term incentive.

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At the direction of the HR Committee, the Compensation Consultant met with Company management to discuss the scope and complexity of responsibilities, level of revenue responsibility, and internal reporting relationships for the Company’s named executive officers. Following these discussions, the Compensation Consultant determined the reference points from the Peer Survey Data for base salary, target annual incentive compensation, target long-term incentive compensation, and total target compensation of each named executive officer as compared to the 50th percentile of the Peer Survey Data.
After discussions with the HR Committee and Company management and a review of the Peer Survey Data, the Compensation Consultant provided comparative compensation data for each named executive officer position. The HR Committee considered the Compensation Consultant’s analyses and the CEO’s compensation recommendations for each named executive officer.
Set forth below are the components of total target compensation, how these components were applied to each named executive officer, and an analysis of why such amounts were set or paid. Although the HR Committee generally utilized the range of 15% above or below the 50th percentile of the Peer Survey Data for each component of compensation as a reference point, the HR Committee does not target each component within that particular range as it does generally with total target compensation. In establishing each component of compensation for the named executive officers, the HR Committee considered the same factors as it did for establishing total target compensation, as well as any additional factors noted below.
Base Salary
Base salary is intended to attract, motivate, and retain key executives by providing a consistent level of pay that appropriately and fairly compensates the executive for the breadth, complexity, and scope of responsibility inherent in the position. After evaluating the market compensation data, the CEO discusses with the HR Committee the CEO's evaluation of each named executive officer, excluding the CEO. The discussion includes performance for the past year; highlights of specific achievements; changes in the breadth, complexity, or scope of responsibilities that have occurred or will occur in the next year; operating results; organizational improvements; and relative pay equity among the named executive officers. As noted above, the CEO’s compensation is established by the independent members of the Board.
2021 Base Salary
The annualized 2021 base salaries for the named executive officers were set at the amounts listed below based on the rationale set forth above under “2021 Total Target Compensation.” Due to the challenging business environment, base salaries were not increased during 2021, except that Mr. Poet's base salary was increased in October 2021 to recognize his increased management responsibilities.

Named Executive Officer	2021 Base Salary Amount

E. Jean Savage	$850,000
Eric R. Marchetto	$562,000
Sarah R. Teachout	$450,000
Brian D. Madison	$425,000
Kevin Poet(1)	$350,000
(1)Kevin Poet's base salary was increased in October 2021 to $400,000 upon assuming additional management responsibilities.

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Setting Incentive Compensation Performance Goals
The following discussion contains statements regarding future performance goals. These statements are solely disclosed in the limited context of the Company’s compensation program and should not be considered as statements of the Company’s expectations or estimates. The Company specifically cautions investors not to apply these statements to other contexts.
The Company approaches goal setting throughout its business cycle by considering its business plan forecast over the relevant performance period for each incentive program and the Company’s historical incentive plan payouts, to strike a balance among motivational goals and business conditions. To set 2021 annual performance levels, the Company developed a forecast that included both upside and downside business projections for the respective incentive plan performance period. Incentive targets for 2021 were established by the HR Committee for the named executive officers, other than Ms. Savage, and recommended by the HR Committee to the independent directors regarding Ms. Savage, based on several important factors, including:
•historical, current, and forecasted business and industry performance;
•an evaluation of the Company’s current placement in its multi-year business cycle, and the business challenges associated with the impact of COVID-19;
•a review of Peer Survey Data in support of the HR Committee’s objective of delivering competitive pay throughout the Company’s business cycle;
•the volatile nature of the Company’s earnings, common within the cyclical industries in which the Company operates; and
•recognition of the individual performance factors set forth under “2021 Total Target Compensation.”
Because the Company is a cyclical business, its goal-setting philosophy for the annual incentive program is based on its annual operating plan, while the long-term goal setting process encourages performance improvement over a longer period. The annual goal setting process seeks strong performance throughout each business cycle. When the business cycle indicates that the performance opportunity may be lower than prior years due to economic conditions, incentive plan targets may be lower than prior years’ targets. The Company’s goal setting process is structured so that its incentive compensation programs provide significant motivation to achieve considerable results within the current business cycle. The long-term goal setting process strives for long-term company performance that rewards stockholders and aligns annual decisions to the long-term business plan. This goal setting philosophy has been in place for many years, and has served to drive effective results for stockholders as illustrated by the Company’s long-term performance.
The HR Committee believes that (i) the threshold performance level should be set such that a participant will not earn incentive compensation until a significant portion of target performance is attained; (ii) the target performance level should represent a considerable but reasonable level of performance; and (iii) the maximum performance level should represent an aggressive level of performance that will be difficult to achieve. The amount of incentive compensation earned is linearly interpolated for Company performance falling between the specified performance levels.
Once the HR Committee has established performance levels for incentive compensation, it receives regular updates throughout the year regarding the Company’s progress with respect to the performance levels and potential payouts under the incentive compensation programs. The HR Committee also continually assesses

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whether it believes the programs are producing the desired results. At the end of each year, the HR Committee reviews the results of the programs and further assesses the effectiveness of the programs over the preceding year. This review forms the foundation for the incentive compensation programs for the coming year.
2021 Annual Incentive Compensation
The HR Committee may adjust, from year to year, the performance metrics, performance levels, or other elements of the annual incentive compensation program (referred to as “AIP”) with the objective of assuring management’s focus on appropriate performance metrics. The HR Committee also may choose to: (i) modify or discontinue the AIP at any time, overall or as to any one or more named executive officers, including non-payment or partial payment of incentive compensation or granting equity in lieu of cash compensation, with or without notice; (ii) modify a named executive officer’s AIP target if his or her responsibilities change significantly; (iii) reduce a named executive officer’s annual incentive compensation on a discretionary basis for failing to meet job performance expectations; (iv) recoup all or any portion of annual incentive compensation under circumstances where the Company restates its financial statements; or (v) remove named executive officers from the AIP at any time. The HR Committee may remove any unusual, infrequently occurring, or non-recurring items of income or expense from the calculation of financial goal attainment and incentive compensation.
2021 Annual Incentive Compensation Targets
For the reasons described above, no named executive officer received an initial increase in 2021 target annual incentive. Mr. Poet received a pro-rated increase in his 2021 target annual incentive in October to recognize his significantly increased management responsibilities.
At the December 2020 meeting, the HR Committee approved 2021 AIP targets as follows:

Named Executive Officer	2021 Annual Incentive Target

E. Jean Savage	$850,000
Eric R. Marchetto	$450,000
Sarah R. Teachout	$320,000
Brian D. Madison	$300,000
Kevin Poet(1)	$200,000
(1)Mr. Poet's target 2021 annual incentive opportunity was increased to $250,000 in October, pro-rata for the remainder of 2021, to recognize a significant increase in management responsibilities.
Ms. Savage’s potential annual incentive compensation was greater than the other named executive officers since she had ultimate responsibility for the overall success of the Company. To moderate the impact of base salary adjustments on other components of compensation, and to facilitate comparisons to market data, a specified dollar amount was used for annual incentive compensation targets rather than a percentage of base salary.
2021 Annual Incentive Compensation Performance Levels and Payouts
In performing its annual review of the Company’s incentive compensation programs, the HR Committee determined that applying Company-wide goals has been highly effective in achieving a desired level of accountability for the success of the Company as a whole. The HR Committee believed that emphasizing both PBT growth and returns was important as the Company continued its rail focus while continuing to seek operational

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efficiencies and cost reductions. Employing PBT as the primary financial metric also emphasized earnings. Accordingly, the HR Committee approved PBT as the primary financial performance metric for the Company’s 2021 AIP program, weighted 70% of an executive’s target AIP. PBT is defined as income (loss) from continuing operations before income taxes.
The threshold performance level of PBT is intended to motivate participants to achieve a significant percentage of target. Given the challenging business environment and the continuing impacts of the pandemic, the threshold performance level of PBT was set at 65% of the PBT target performance level, which was lowered from 75% of target in 2020. By attaining the threshold PBT performance level, participants would earn 25% of the PBT portion of their annual incentive compensation target, which was reduced from 35% in 2020 to recognize the lowered threshold performance level.
The target PBT performance level was reduced from 2020 in response to the continued adverse business impact of the pandemic and we expect to return to higher levels in 2022. The maximum performance payout level of PBT was set at 120% of the target PBT performance level (as it was in 2020) and would be achieved only if extraordinary results were achieved in 2021. Table 5 below provides the threshold, target, and maximum PBT performance levels for the 2021 AIP. Table 5 also shows the potential payout opportunities as a percent of the annual incentive compensation target for the named executive officers.
Cash from Operations was added as a financial metric for 2021 and is weighted 15% of a named executive officer's target AIP. This metric is well-aligned with the Company's cash flow goals and the key performance indicators shared with investors. In considering the Cash from Operations target, the HR Committee excluded any impact from the receipt of tax refunds that were expected to be received during the performance period.
The remaining 15% of the 2021 target AIP was based on a qualitative evaluation of the success of achieving 2021 Operating Plan Priorities Scorecard goals. The Scorecard included key metrics associated with: financial optimization of the balance sheet and lease fleet investments, efficiency metrics associated with lease fleet management and manufacturing operations, the growth of new products and services, and a focus on safety, diversity and inclusion, and other workforce-related metrics. The payout of this portion of the AIP could range from 0% to 15% of the 2021 target AIP, due to its qualitative performance evaluation. The performance was evaluated subjectively based on the achievement of the 2021 Operating Plan Priorities Scorecard results.
For 2021, the AIP program incorporated a new design feature enhancement to further support a pay-for-performance philosophy, recognize high-performing departments, and increase a sense of ownership and accountability of the Operating Plan Priorities Scorecard metrics managed by the respective departments within the Company. This was achieved by permitting the CEO to differentiate the performance result of the Scorecard metric among the Company departments based on their performance on the Scorecard components they managed. All employees within a Company department received the same performance result for the Scorecard component based on the CEO assessment. The aggregate amount of AIP payable to all participants based on the overall scorecard metric could not be increased as a result of the performance differentiation.
See the “Grants of Plan-Based Awards Table” for more information on possible AIP payments to the named executive officers.

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Table 5: 2021 Annual Incentive Performance Levels and Payout Opportunities ($ in millions)

	Threshold	Target	Maximum	2021 Actual

70% - Profit Before Tax ($M)	$51	$79	$94	$88
Named executive officer PBT AIP payout opportunity as a percentage of target	25%	100%	200%	157%
15% - Cash From Operations ($M)	$257	$396	$475	$171
Named executive officer Cash From Operations payout opportunity as a percentage of target	25%	100%	200%	—%
15% - Success in achieving goals of 2021 Operating Plan Priorities Scorecard	N/A	100%	100%	101.5%
2021 actual payout level				125.2%
The Company exceeded the PBT target, achieving $88 million, which included $14.6 million of PBT from the highway business that was reported in discontinued operations, as expected when establishing the PBT performance target. The HR Committee approved the exclusion of any impact from (i) gains on insurance recoveries associated with the Cartersville facility tornado damage of $7.8 million; (ii) gains related to restructuring activities of $3.7 million; (iii) certain cost recoveries related to the sale of the highway business of $1.0 million; (iv) pension plan settlement expense recoveries of $0.6 million; (v) a highway litigation charge of $23.9 million; and (vi) the non-controlling interest portion of early debt extinguishment costs of $7.1 million. The HR Committee believes that these exclusions are appropriate because (1) these actions were in the best long-term financial interest of the Company and stockholders and the financial impact resulting from these decisions should not positively or negatively impact the 2021 annual incentive payout, and (2) the AIP was performing as intended.
The Company did not meet the Cash From Operations threshold performance goal, which was significantly impacted by unanticipated supply chain material costs. The HR Committee did not make any adjustments in the Cash from Operations performance result, which did not include $440 million of tax refund proceeds received during the year.
The HR Committee evaluated the overall performance on the 2021 Operating Plan Priorities Scorecard goals and awarded 100%-of-target achievement. The CEO then exercised her discretion, consistent with the AIP program design, to adjust the 2021 Operating Plan Priorities Scorecard achievement for the other named executive officers to 101.5%-of-target. The independent members of the Board evaluated the CEO's performance for the Operating Plan Priorities Scorecard and awarded 101.5%-of-target. Actual AIP payouts for the named executive officers are set forth below. The HR Committee believed that the 2021 AIP performed as designed.

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Named Executive	2021 Annual Incentive Performance

E. Jean Savage	$1,064,413
Eric R. Marchetto	$563,512
Sarah R. Teachout	$400,720
Brian D. Madison	$375,675
Kevin Poet	$266,103

Long-Term Incentive Compensation
Long-term incentive compensation is a key part of the total target compensation for executives and is provided through the stockholder-approved Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan (the “Stock Plan”). The overarching purpose of LTI is to align executives’ interests with those of the Company’s stockholders and motivate executives to create long-term stockholder value by improving the Company’s earnings and returns through a variety of strategic and operational initiatives.
For 2021, the HR Committee established a target level of LTI (the “target LTI”) for each of the named executive officers. The target LTI for each named executive officer was set as a specified dollar amount. Each target LTI grant was calculated by dividing the target LTI dollar amount by the closing stock price on the date of grant.
A named executive officer’s target LTI grant can be composed of multiple types of long-term incentives. The 2021 target LTI grants made to the named executive officers were comprised of 60% performance-based restricted stock units (“Performance Units”) for the 2021-2023 performance period, and 40% time-based restricted stock units. The purpose of the 2021-2023 Performance Units is to help hold named executive officers accountable for the performance of the Company as a whole. As shown in Table 6 below, the Company’s use of 60% Performance Units in 2021 compares favorably to the performance-based LTI opportunity made by the 2021 compensation benchmarking peer group.
The HR Committee makes additional time-based awards to the named executive officers when it determines that such awards will be helpful to retain the officers. To make this determination, the HR Committee considers a number of factors, including historical time-based awards provided, the officer’s tenure with the Company, the officer’s performance in his or her respective role, and the criticality of the officer’s retention to achieve future strategic objectives.

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Table 6: Average Weighting of LTI Awards

2021 Long-Term Incentive Compensation Targets
Given the business performance resulting from the worldwide pandemic, 2021 LTI target values were increased only in situations in which the executive's target total compensation was not consistent with the executive compensation program objectives. The 2021 LTI targets for Ms. Savage and Mr. Madison were increased to recognize their strong performance, to maintain market-competitive levels, and to strengthen retention.
The HR Committee approved the following grant date target LTI award amounts:

Named Executive	2021 LTI Target Amount

E. Jean Savage	$3,350,000
Eric R. Marchetto	$960,000
Sarah R. Teachout	$670,000
Brian D. Madison	$655,000
Kevin Poet	$250,000
To moderate the impact of base salary adjustments on other components of compensation and to facilitate comparisons to market data, a specified dollar amount was used for long-term incentive compensation targets rather than a percentage of base salary. See the “Grants of Plan-Based Awards Table” for more information on possible future payments to the named executive officers.

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Performance Unit Component
The Company uses a performance-based restricted stock unit program (the “Performance Unit Program”) for the performance-based component of the named executive officers’ target LTI grants. This program is designed to (i) increase the visibility of the long-term incentive performance goals for the program’s participants, (ii) align their efforts toward achieving these goals, and (iii) reinforce pay for performance linkage through settlement of awards soon after the end of the relevant performance period.
The Company’s attainment of the performance levels determines the number of units ultimately earned and vested following the end of the performance period. These units are non-voting and do not receive dividends during the performance period. The number of vested units is paid in a like number of shares of the Company's common stock.
Performance Unit Component Performance Levels
In 2021, the HR Committee established three-year TSR relative to the S&P MidCap 400 and three-year average return on equity ("ROE") as the performance metrics for the 2021-2023 performance period, each representing 50% of the named executive officer’s target performance-based LTI grant. These metrics and their weighting are consistent with performance awards for the period 2020-2022. The HR Committee established the 2021-2023 relative TSR performance levels as (i) threshold of 25th percentile; (ii) target of 50th percentile; and (iii) maximum of 75th percentile, which are unchanged from 2020-2022 relative TSR performance levels and are consistent with the relative TSR performance threshold, target, and maximum levels established by several of the Company's peers.
The HR Committee defined ROE as PBT, adjusted for non-controlling income or loss, divided by equity. “Equity” is defined as total stockholder’s equity, excluding non-controlling interests, adjusted for accumulated other comprehensive income or loss. Any share repurchases executed during the performance period reduce stockholders’ equity. The HR Committee established the 2021-2023 three-year average ROE threshold, target, and maximum performance levels as 9.0%, 12.5% and 14.5%, respectively. These performance levels remain the same as those applicable in 2020-2022 and were set after a rigorous analysis of leasing industry ROE history, the Company’s ROE history, and the Company's three-year financial forecast. Please refer to “Incentive Compensation Overview” for a description of the HR Committee’s performance goal-setting process.
Table 7: Performance Levels for the Performance Unit Program

Performance Unit Component	Performance Period	Threshold	Target	Maximum

Relative Total Stockholder Return	2018-2020 2019-2021 2020-2022 2021-2023	25th	50th	75th
Return on Equity (ROE)	2019-2021	8%	10%	12.5%
Return on Equity (ROE)	2020-2022 2021-2023	9%	12.5%	14.5%

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Performance Unit Program Grants in 2021
In 2021, the named executive officers were granted 60% of their respective target LTI compensation as Performance Units, which is a heavier weighting than our peer average of 51% as shown in Table 6. At the end of the 2021-2023 performance period, for both three-year relative TSR and three-year average ROE components combined, the named executive officers can earn from 30% of the target grant at the threshold performance level up to 200% of the target grant at the maximum performance level. If the Company achieves target relative TSR and target ROE, the named executive officers will retain 100% of their grant. The named executive officers will retain 0% of the target grant if the Company does not achieve the threshold performance levels. For Company performance falling between the performance levels, the amount of the grant awarded is linearly interpolated. See the “Grants of Plan-Based Awards Table” for the specific number of Performance Units granted to each named executive officer in 2021 under the Performance Unit program. The relative TSR portion of the 2021 Performance Unit payout is capped at 100% of target if the three-year annualized relative TSR is negative over the performance period.
Time-Based Restricted Stock Unit Grants in 2021
In 2021, the named executive officers were granted 40% of their respective target LTI as time-based restricted stock units. These grants reflect the HR Committee’s desire for long-term retention of the key executives. These time-based restricted stock units are expected to vest in equal installments in May 2024 and 2025 if the named executive officer remains an employee with the Company on such dates or if a named executive officer retires at least six months after grant date and attains age sixty and ten years of service. These units are non-voting and do not receive dividends during the vesting period.
In 2021, the Company made a one-time equity award of 7,040 time-based restricted stock units (grant-date fair value of $200,000) to Mr. Poet to enhance his pay position relative to competitive compensation information. Of this grant, 45% will vest in May 2022, 45% will vest in May 2023, and 10% will vest in May 2024, if he remains employed with the Company on these dates.
2018-2020 Performance Unit Performance
Performance levels for the 2018-2020 Performance Unit grants were based on TSR relative to the S&P MidCap 400 for the 2018-2020 performance period as shown in Table 7 above. Participants had an opportunity to earn from 30% of the target grant by attaining threshold TSR performance to 200% of the target grant by attaining maximum TSR performance. Performance for the 2018-2020 performance period was assessed to be 75% of target based on attaining the 41st percentile as compared to the S&P MidCap 400 companies' performance during the same period.
The HR Committee did not exercise any positive or negative discretion regarding the Performance Units for 2018-2020.
2019-2021 Performance Unit Performance
Performance levels for the 2019-2021 Performance Unit grants were weighted equally among TSR relative to the S&P MidCap 400, and the three-year average annual ROE for the 2019-2021 performance period as shown in Table 7 above. Participants had an opportunity to earn from 30% of the target grant by attaining threshold performance to 200% of the target grant by attaining maximum performance. Performance for the 2019-2021 performance period for relative TSR is expected to be assessed at 103% of target based on attaining the 51st percentile as compared to the S&P MidCap 400 companies' performance during the same period. The ROE performance for the three-year performance period was below threshold, and thus attained 0% of target.

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Executive Perquisites
The Company has no executive perquisite allowance program. Named executive officers are encouraged to have a physical examination each year that is paid for by the Company.
Post-employment Benefits
The Company’s retirement, savings, and transition compensation plans are designed to assist executives in the transition from active employment. The HR Committee believes these plans assist in recruiting and retaining senior executives and facilitate employment transition. Each of the plans is discussed in the “Compensation of Executives” section of this proxy statement. The Company’s retirement, savings, and transition compensation plans for the named executive officers consist of the following:
•Trinity Industries, Inc. 401(k) Plan (the “401(k) Plan”) - a voluntary, tax qualified, defined contribution plan that covers most of our U.S. employees, including the named executive officers, and includes a Company match for a portion of each employee’s contribution.
The 401(k) Plan permits employees to elect to set aside a portion of their compensation (subject to the maximum limit on the amount of compensation permitted by the Internal Revenue Code of 1986, as amended (the "Code"), to be deferred for this purpose) in a tax exempt trust maintained pursuant to a retirement plan qualified under Code Section 401(a). The 401(k) Plan is a “safe-harbor” plan with eligible participants receiving company matching contributions of 100% of a participant’s deferred compensation not to exceed 6% of the employee’s compensation (subject to the maximum limit permitted by the Code).
•Trinity Industries, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) - a supplemental deferred compensation plan that includes certain employer contribution provisions for highly compensated employees, including the named executive officers, that allows them to defer a portion of their base pay and annual incentive and includes a Company match for a portion of their contribution.
•Transition Compensation Plan (the “Transition Compensation Plan”) - a plan designed to facilitate a smooth transition when a senior executive separates from service with the Company. The Transition Compensation Plan is a long-term plan whereby an amount equal to 10% of a participant’s salary and annual incentive compensation was set aside each year in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (4.25% for 2021). Effective January 1, 2019, Company contributions to the Transition Compensation Plan were discontinued when the account balance reached two times January 1, 2019 base salary plus 2019 target annual incentive. Effective May 4, 2020, the Transition Compensation Plan was frozen to new participants and the annual 10% contribution of salary and annual incentive compensation ceased. The accounts will continue to earn interest at the annually approved rate. The account is payable to the participant in a lump sum or annual installments from one to 20 years as elected by the participant, commencing on the one-year anniversary of the participant’s separation from service, subject to compliance with the following conditions, unless in the event of the participant’s death, disability or a change in control (as such terms are defined in the Transition Compensation Plan):
(i)The participant must give at least six months advance written notice of intent to transition out of his or her position and must work with the CEO, the Board, or its designee to develop and implement an agreed-on succession process to facilitate the smooth transition of the participant’s duties and responsibilities to his or her successor.

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(ii)For a minimum of one year after completing the required transition, the participant must be available to the Company for consultation, at mutually agreed remuneration, regarding the Company’s business and financial affairs.
(iii)For one year after separation from service, the participant may not, directly or indirectly, become or serve as an officer, employee, owner or partner of any business which competes in a material manner with the Company, without the prior written consent of the CEO, the Chairman of the HR Committee, the Board, or its designee.
A breach of any of the foregoing conditions will cause the forfeiture of any remaining unpaid amounts. Notwithstanding the foregoing, in the event of a participant’s separation from service due to death, disability or a change in control of the Company, the conditions set forth above shall be of no force and effect. Payment will commence in accordance with the participant’s election. If no election is made, payment will be made as a lump sum on the one-year anniversary of the participant’s separation from service.
Named executive officers who participate in the Transition Compensation Plan are Mr. Marchetto, Mr. Madison, and Ms. Teachout.
Change in Control Agreements
The Board has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management to the interests of stockholders without distraction in potential circumstances arising from the possibility of a change in control of the Company. Accordingly, the Company has a change in control agreement with each of the named executive officers. The original agreements had three-year terms and may be extended. The agreements provide for payment to the named executive officers of a lump sum equal to two times (three times for Ms. Savage) the executive’s base salary plus the target annual bonus in effect upon the change of control, or if higher, at the time of termination. The severance benefits provided by the change in control agreements also include, for 24 months after termination, continuation of all medical, dental, vision, health, and life insurance benefits being provided to the named executive officer at the time of termination of employment and a lump sum equivalent to the amount of income tax payable due to the continuation of insurance benefits.
The change in control agreements contain a “double trigger” provision that requires both a change in control of the Company and a qualifying termination of the named executive officer’s employment before cash compensation will be paid under the agreement. A qualifying termination of employment must be in connection with a change in control or within two years following a change in control where the named executive officer is terminated without “cause” or the named executive officer terminates his or her employment for “good reason” (a “Qualifying Termination”). In addition, the agreements contain a non-compete provision to protect the Company’s business goodwill. Further, the named executive officer is required to execute a release of claims against the Company to receive compensation under the agreement.
The change in control agreements provide for the single trigger of a change in control for vesting of equity awards granted prior to January 1, 2019 and provide for the Qualifying Termination double-trigger for vesting of equity awards granted on or after January 1, 2019. Vesting of retirement and deferred compensation benefits under the Company’s non-qualified retirement and deferred compensation plans is accelerated upon the Qualifying Termination double trigger.

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The change in control agreements do not include excise tax gross ups. Instead, if any payment to which the named executive officer is entitled would be subject to the excise tax imposed by Section 4999 of the Code, then the named executive officer shall be solely responsible for the payment of all income and excise taxes due from the named executive officer and attributable to such payment, with no right of additional payment from the Company as reimbursement for any excise taxes.
The Company considers the compensation payable under the agreements upon specified events of termination following a change in control to be appropriate in light of the industries in which it is engaged, the limited number of companies in many of those industries, and the uncertain length of time necessary to find new employment. The level of payments and benefits provided under the change in control agreements is considered appropriate. These benefits are recognized as part of the total compensation package and are reviewed periodically, but are not specifically considered by the HR Committee when making changes in base salary, annual incentive compensation, or long-term incentive compensation. The change in control severance benefits are discussed in the Compensation of Executives section under “Potential Payments Upon Termination or Change in Control.” The Company does not have severance agreements with named executive officers other than the change in control agreements.
Health and Welfare Benefits
The Company-supported medical plan; life insurance; long-term disability plan; employee-paid dental, vision, critical illness insurance; and supplemental life insurance are substantially similar for the named executive officers as for all other full-time employees. The Company does not provide health benefits to retirees.
Compensation-Related Policies and Positions

Internal Equity Regarding CEO Compensation
The HR Committee follows the same processes and methods disclosed herein to establish the compensation for all other named executive officers as it does in recommending to the independent directors the compensation package for the CEO. As noted previously, the CEO is compared to other executives in comparable positions in the Peer Survey Data. Since the CEO of the Company has a unique and greater set of responsibilities as compared to the other named executive officers, including ultimate responsibility for the overall success of the Company, the Board does not consider the CEO’s compensation to be comparable to the compensation of the other named executive officers.
Recoupment on Restatement
The Board has adopted a Company policy that allows payouts to be recouped under annual and/or long-term incentive plans if the financial statements on which they are based are subsequently required to be restated as a result of errors, omissions, fraud, or other misconduct. The policy provides discretion to the HR Committee to make such determinations while providing a framework to guide its decisions.
Stock Ownership Requirements; Anti-Hedging/Anti-Pledging Policy
The Company's stock ownership requirements require the CEO to maintain ownership of Company Common Stock valued at six times base salary, the other named executive officers at three times base salary, and the Board at five times annual cash retainer. Stock ownership is defined as (i) stock owned without restrictions; (ii) shares or units granted on which restrictions remain, including restricted shares that vest at retirement; (iii) shares or share equivalents held in a qualified or non-qualified profit sharing plan; and (iv) equivalent shares determined from vested, in-the-money stock options. Individuals subject to the stock ownership requirements have five years to achieve compliance with the ownership requirements, subject to extensions in limited circumstances. Prior to

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achieving compliance by the applicable compliance date, the named executive officers may sell up to 50% of shares received from each award that vests after becoming subject to stock ownership requirements. The named executive officers and the directors are all in compliance with the Company’s stock ownership requirements or are within the time period allowed to achieve compliance.
The Company has also adopted a policy prohibiting officers, directors, such additional persons as may be recommended by the Company’s Disclosure Committee and approved by the CEO and CFO, and their respective related persons from (i) selling Company securities short, (ii) pledging or hypothecating any Company securities (e.g., using such securities for margin loans or to collateralize other indebtedness), or (iii) engaging in derivative transactions, including without limitation hedging, puts, and calls, involving Company securities. Other than with regard to the specified persons above, the Company does not have a policy regarding the ability of its employees to hedge or pledge Company securities, including with respect to the types of transactions identified in Item 407(i)(1) of Regulation S-K.
Tax Deductibility under Code Section 162(m)
Section 162(m) of the Code generally imposes a $1 million deduction limitation on compensation paid to certain executive officers of a publicly-held corporation during the year. The executive officers to whom the Section 162(m) deduction limit applies include the Company’s Chief Executive Officer and Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016. The HR Committee reserves discretion to award compensation that is not deductible under Section 162(m), as the HR Committee deems appropriate.
Conclusion
The HR Committee believes the executive compensation program provides appropriate incentives for each named executive officer to strive for the Company’s achievement of exceptional operating results and concurrent preservation of, and improvements to, the Company’s financial condition, thereby clearly aligning each executive’s potential compensation with the long-term interests of stockholders. In summary, the Company’s executive compensation program contributes to a high-performance culture in which executives are expected to deliver results that promote the Company’s position as an industry-leading integrated railcar leasing, manufacturing, and services business.

Human Resources Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Human Resources Committee
Leldon E. Echols, Chair
Jason G. Anderson
John J. Diez
Tyrone M. Jordan
S. Todd Maclin

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Compensation of Executives
Summary Compensation Table
The following table and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives of the Company’s executive compensation programs.
The “Summary Compensation Table” below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2021, 2020, and 2019.
Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Stock Options ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)

E. Jean Savage Chief Executive Officer and President	2021	$850,000	$—	$3,613,344	$—	$1,064,413	$3,580	$47,860	$5,579,197
	2020	741,026	—	4,361,717	1,578,000	110,925	5,586	70,828	6,868,081
Eric R. Marchetto Executive Vice President and Chief Financial Officer	2021	562,000	—	1,035,504	—	563,512	2,658	36,847	2,200,521
	2020	562,000	—	2,050,047	—	67,500	3,374	54,885	2,737,806
	2019	535,417	37,500	899,243	—	442,000	63,000	131,253	2,108,413
Sarah R. Teachout Executive Vice President and Chief Legal Officer	2021	450,000	—	722,686	—	400,720	2,033	22,591	1,598,030
	2020	450,000	—	732,825	—	48,000	2,560	40,252	1,273,637
	2019	430,000	250,000	849,450	—	312,000	—	94,418	1,935,868
Brian D. Madison Executive Vice President, Services Operations	2021	425,000	—	706,542	—	375,675	1,806	12,418	1,521,441
	2020	425,000	—	901,599	—	45,000	2,241	34,217	1,408,057
Kevin Poet Executive Vice President, Operations and Support Services	2021	361,987	—	469,687	—	266,103	—	89,099	1,186,876
(1)For Savage, Marchetto, Teachout, and Madison $42,500; $28,614; $45,181; and $8,500, respectively, of the above amount was deferred pursuant to the Deferred Compensation Plan and also is reported in the “Nonqualified Deferred Compensation Table.”
(2)Equity awards are the grant date fair value dollar amounts computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 13 of Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2021. The amounts reported above include grants of performance-based restricted stock units under the Performance Unit program for the 2021-2023 performance period at target value for Savage $2,273,330; Marchetto $651,486; Teachout $454,666; Madison $444,517; and Poet $169,677. The potential maximum values for the grants under the Performance Unit program are for Savage $4,546,660; Marchetto $1,302,971; Teachout $909,332; Madison $889,034; and Poet $339,354.
(3)Non-equity incentive plan compensation represents cash awards earned during 2021 under the 2021 Annual Incentive Program based on goal achievements. For 2021, for Savage, Marchetto, and Madison, $53,221; $45,081; and $3,757; respectively, of the above amount was deferred pursuant to the Deferred Compensation Plan and is also reported in the “Nonqualified Deferred Compensation Table.”
(4)This column represents both changes in the 2005 Deferred Plan for Director Fees (the "Director Deferred Plan") for the named executive officers, as well as above market earnings on deferred compensation. For 2021 for Marchetto, Teachout, and Madison, the above market earnings on nonqualified deferred compensation under the Transition Compensation Plan

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were $2,658; $2,033, and $1,806, respectively. The above market earnings on the Director Deferred Plan for Savage was $3,580.
(5)The following table is a breakdown of all other compensation included in the “Summary Compensation Table” for the named executive officers:
All Other Compensation

Name	Year	Perquisites and Other Personal Benefits(1)	Company Contributions to Defined Contribution Plans(2)	Executive Transition Compensation Plan(3)	Total All Other Compensation

E. Jean Savage	2021	$—	$47,860	$—	$47,860
	2020	69,165	1,663	—	70,828
Eric R. Marchetto	2021	—	36,847	—	36,847
	2020	—	33,902	20,983	54,885
	2019	—	33,511	97,742	131,253
Sarah R. Teachout	2021	—	22,591	—	22,591
	2020	—	23,652	16,600	40,252
	2019	—	20,218	74,200	94,418
Brian D. Madison	2021	—	12,418	—	12,418
	2020	—	18,550	15,667	34,217
Kevin Poet	2021	71,699	17,400	—	89,099
(1)Represents $71,699 in relocation expenses for Poet in 2021.
(2)Represents the Company’s matching amounts under the Company’s 401(k) Plan for 2021 for Savage $17,000; Marchetto $17,400; Teachout $12,250; Madison $12,418; and Poet $17,400 and under the Company’s Deferred Compensation Plan for 2021 Savage $30,860; Marchetto $19,447, and Teachout $10,341.
(3)Effective May 4, 2020, the Transition Compensation Plan was frozen to new participants and the annual 10% contribution of salary and annual incentive compensation ceased.

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Grants of Plan-Based Awards
The following table summarizes the 2021 grants of equity and non-equity plan-based awards for the named executive officers.
Grants of Plan-Based Awards Table

		Estimated Possible Payouts and Future Payouts Under Non- Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards Number of Shares of Stock or Awards (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold(5) (#)	Target (#)	Maximum (#)

E. Jean Savage
2021 Annual Incentive Plan: Profit Before Tax		$148,750	$595,000	$1,190,000
2021 Annual Incentive Plan: Cash from Operations		31,875	127,500	255,000
2021 Annual Incentive Plan: Strategic Initiatives		—	127,500	127,500
2021 Equity Awards - Time Based	05/03/21							47,167	1,340,014
2021 Equity Awards - Performance ROE	05/03/21				10,613	35,375	70,750		916,213
2021 Equity Awards - Performance TSR	01/04/21				11,495	38,315	76,630		1,357,117
Eric R. Marchetto
2021 Annual Incentive Plan: Profit Before Tax		78,750	315,000	630,000
2021 Annual Incentive Plan: Cash from Operations		16,875	67,500	135,000
2021 Annual Incentive Plan: Strategic Initiatives		—	67,500	67,500
2021 Equity Awards - Time Based	05/03/21							13,517	384,018
2021 Equity Awards - Performance ROE	05/03/21				3,041	10,138	20,276		262,574
2021 Equity Awards - Performance TSR	01/04/21				3,294	10,980	21,960		388,912

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Sarah R. Teachout
2021 Annual Incentive Plan: Profit Before Tax		56,000	224,000	448,000
2021 Annual Incentive Plan: Cash from Operations		12,000	48,000	96,000
2021 Annual Incentive Plan: Strategic Initiatives		—	48,000	48,000
2021 Equity Awards - Time Based	05/03/21							9,434	268,020
2021 Equity Awards - Performance ROE	05/03/21				2,123	7,075	14,150		183,243
2021 Equity Awards - Performance TSR	01/04/21				2,299	7,663	15,326		271,423
Brian D. Madison
2021 Annual Incentive Plan: Profit Before Tax		52,500	210,000	420,000
2021 Annual Incentive Plan: Cash from Operations		11,250	45,000	90,000
2021 Annual Incentive Plan: Strategic Initiatives		—	45,000	45,000
2021 Equity Awards - Time Based	05/03/21							9,223	262,025
2021 Equity Awards - Performance ROE	05/03/21				2,075	6,917	13,834		179,150
2021 Equity Awards - Performance TSR	01/04/21				2,248	7,492	14,984		265,367
Kevin Poet
2021 Annual Incentive Plan: Profit Before Tax		37,188	148,750	297,500
2021 Annual Incentive Plan: Cash from Operations		7,969	31,875	63,750
2021 Annual Incentive Plan: Strategic Initiatives		—	31,875	31,875
2021 Equity Awards - Time Based	05/03/21							7,040	200,007

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2021 Equity Awards - Time Based	05/03/21				3,520	100,003
2021 Equity Awards - Performance ROE	05/03/21	792	2,640	5,280		68,376
2021 Equity Awards - Performance TSR	01/04/21	858	2,860	5,720		101,301
(1)The grant date of all stock awards is the date of the HR Committee meeting or Board meeting at which such award was approved.
(2)Represents the potential amounts payable in 2022 under the 2021 annual incentive program for attainment of performance goals. As previously noted, the awards under the 2021 annual incentive program paid at 125.2% of the overall performance target, which is based on the components of PBT, cash from operations, and a qualitative evaluation of success vis-a-vis Operating Plan Priorities Scorecard goals (referred to as "Strategic Initiatives" in the table above).
(3)For 2021 equity awards, represents the number of performance-based restricted stock units that were awarded in January 2021 and in May 2021 to each of the named executive officers as performance-based awards based on financial performance for 2021 through 2023. These units are earned and vest as discussed below.
(4)The grant date fair value of the stock awards is calculated in accordance with ASC Topic 718.
(5)Represents threshold payment if threshold relative TSR and ROE are achieved.

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Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table
The stock awards described in the “Summary Compensation Table” are the dollar amounts of the grant date fair value of the awards calculated in accordance with ASC Topic 718. The following discussion contains statements regarding future performance goals. These statements are solely disclosed in the limited context of the Company’s compensation program and should not be considered as statements of the Company’s expectations or estimates. The Company specifically cautions investors not to apply these statements in other contexts.
The equity awards granted in May 2021 to the named executive officers were grants of 60% performance-based restricted stock units and 40% time-based restricted stock units, all granted pursuant to the Stock Plan. The performance-based restricted stock unit awards were made at the target amount for each named executive officer. Recipients of the performance-based restricted stock units will not earn any such units unless the Company achieves (i) threshold performance level of 25th percentile of the annualized relative TSR measured against the average three-year annualized TSR of the companies comprising the S&P MidCap 400 index or (ii) 2021-2023 three-year average ROE of 9.0%. Recipients may earn the following percentages of the target grant amount: (i) 30% of the target grant for threshold performance (25th percentile of relative TSR measured against S&P MidCap 400 index and 2021-2023 three-year average ROE of 9.0%); (ii) 100% of the target grant for target performance (50th percentile of relative TSR measured against S&P MidCap 400 index and 2021-2023 three-year average ROE of 12.5%); and (iii) 200% of the target grant for maximum performance (75th percentile of relative TSR measured against S&P MidCap 400 index and 2021-2023 three-year average ROE of 14.5%). For performance falling between the specified levels, the amount of units earned will be interpolated accordingly. During the performance period, recipients do not earn dividends on, and are not entitled to vote with respect to, the performance-based restricted stock units.
In 2021, the named executive officers were granted 40% of their respective target LTI compensation as time-based restricted stock units. These units were granted to reflect the HR Committee’s desire to ensure the long-term commitment of key executives to build stockholder value. These time-based restricted stock units will vest in equal installments on May 15, 2024 and 2025 if the named executive officer remains an employee on such dates. During the vesting period, recipients do not earn dividends on, and are not entitled to vote with respect to, the time-based restricted stock units. Dividends on these units are accrued and paid upon vesting.
Each performance-based restricted stock unit earned will convert into either one share of Common Stock or the cash value of one share of Common Stock and vest on May 15, 2024. In the event of death or disability occurring prior to the third anniversary of the date of grant, the performance metrics will be assumed to have been met at target, with the actual number of shares to be awarded determined by multiplying the target grant by a fraction, the numerator of which is the number of days since the date of grant to the date of death or disability and the denominator of which is the number of days in the full performance period. In the event of a change in control of the Company, the performance metrics will be assumed to have been met at target level and the recipients will earn the target grant of units. In the event of retirement or termination without cause prior to the third anniversary of the date of grant, the number of performance-based restricted stock units earned will be based on the level of achievement for the entire performance period, multiplied by a fraction, the numerator of which is the number of days from the date of grant to the date of retirement or termination without cause, and the denominator of which is the number of days in the full performance period. However, in the event of such a retirement or termination without cause, all units earned (and shares payable with respect thereto) are subject to forfeiture, at the discretion of the HR Committee, if the recipient of the grant is affiliated in certain respects with a competitor, customer, or supplier of the Company.

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In 2021, Mr. Poet was granted additional LTI compensation as time-based restricted stock units. These units were granted to enhance Mr. Poet's pay position relative to competitive compensation information. These time-based restricted stock units will vest 45% in May 2022, 45% in May 2023, and 10% in May 2024, if he remains an employee on such dates. During the vesting period, he does not earn dividends on, and is not entitled to vote with respect to, the time-based restricted stock units. Dividends on these units are accrued and paid upon vesting.
Non-equity incentive plan awards for 2021 to the named executive officers were based 70% on PBT of $88 million. As performance was below the threshold level, the named executive officers did not earn any 2021 AIP for the Cash From Operations metric, which was 15% of each participant's 2021 target AIP. The remaining 15% of each participant's 2021 target AIP was earned based on a qualitative evaluation of the success of achieving 2021 Operating Plan Priorities Scorecard goals.
See “Setting 2021 Annual Incentive Compensation Performance Levels” under “Compensation Discussion and Analysis” above for a description of the goals.
The Company has a 401(k) Plan that permits employees to elect to set aside a portion of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a tax exempt trust maintained pursuant to a retirement plan qualified under Code Section 401(a). The 401(K) Plan is a “safe-harbor” plan with eligible participants receiving company matching contributions of 100% of a participant’s deferred compensation not to exceed 6% of the employee’s compensation (subject to the maximum limit permitted by the Code).
Base salary and annual incentive compensation in 2021 represented from 34.3% to 53.2% of the named executive officers’ total compensation as reflected in the “Summary Compensation Table.”

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Outstanding Equity Awards at Year-End
The following table summarizes as of December 31, 2021, for each named executive officer, the number of shares of unvested restricted stock and the number of shares underlying stock options. The market value of the stock awards was based on the closing price of the Common Stock as of December 31, 2021, which was $30.20.
Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

E. Jean Savage	300,000	$21.61	2/17/2030	130,171		$3,931,164		151,816	(3)	$4,584,843	(3)
				—	(2)	$—	(2)	147,380	(4)	$4,450,876	(4)
Eric R. Marchetto				105,232		$3,178,006		48,583	(3)	$1,467,207	(3)
				16,707	(2)	$504,551	(2)	42,236	(4)	$1,275,527	(4)
Sarah R. Teachout				32,723		$988,235		33,907	(3)	$1,023,991	(3)
				12,066	(2)	$364,393	(2)	29,476	(4)	$890,175	(4)
Brian D. Madison				30,603		$924,211		27,835	(3)	$840,617	(3)
				7,426	(2)	$224,265	(2)	28,818	(4)	$870,304	(4)
Kevin Poet				17,096		$516,299		—	(3)	—	(3)
				—	(2)	$—	(2)	11,000	(4)	332,200	(4)
(1)Stock options become exercisable on February 17, 2023.
(2)Represents the market value and actual number of performance-based shares to be awarded in 2022 upon certification by the HR Committee of the Board of the achievement of the financial performance goals for the cumulative performance in 2019-2021.
(3)Represents the 2020-2022 maximum TSR, and 2020-2022 threshold ROE, and number or value, as applicable, of performance-based restricted stock units that could be earned if financial performance goals are achieved. The actual number of shares to be issued in 2023 will be based on the Company’s TSR and ROE from 2020 through 2022. See “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Compensation Discussion and Analysis — Long Term Incentive Compensation.”
(4)Represents the 2021-2023 maximum TSR, and 2021-2023 maximum ROE, and number or value, as applicable, of performance-based restricted stock units that could be earned if financial performance goals are achieved. The actual number of shares to be issued in 2024 will be based on the Company’s TSR and ROE from 2021 through 2023. See “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Compensation Discussion and Analysis — Long Term Incentive Compensation.”
(5)The following table provides the vesting date of unvested stock awards.

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Vesting Date	E. Jean Savage	Eric R. Marchetto	Sarah R. Teachout	Brian D. Madison	Kevin Poet

02/17/22	25,000	—	—	—	—
05/15/22	—	25,708	18,813	16,162	3,168
09/08/22	—	—	—	—	3,268
01/30/23	—	15,813	—	—	—
02/17/23	25,000	—	—	—	—
05/15/23	16,502	10,328	8,857	9,619	3,168
09/08/23	—	—	—	—	3,268
01/30/24	—	15,813	—	—	—
05/15/24	40,086	14,706	8,402	7,637	2,464
01/30/25	—	15,813	—	—	—
05/15/25	23,583	6,758	6,717	4,611	1,760
05/15/26	—	2,000	—	—	—
05/15/27	—	2,000	—	—	—
05/15/28	—	1,000	—	—	—
05/15/30	—	—	2,000	—	—
Retirement(a)	—	10,500	—	—	—
The earlier of age 65 or rule of 80(b)	—	1,500	—	—	—
(a)Grants of restricted stock which will vest upon the earlier of: (i) retirement; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(b)Grants which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) the executive officer's age plus years of service equal 80; (iii) death, disability, or change in control; or (iv) consent of the HR Committee after three years from the date of grant.

Additionally, as a result of the Company's spin-off of the business known as Arcosa, Inc. ("Arcosa"), certain equity awards made prior to November 1, 2018, were converted into awards denominated both in shares of Company Common Stock and in shares of Arcosa common stock. In addition to the Company awards identified in the above table, at the end of our 2021 fiscal year our named executive officers held equity awards denominated in shares of Arcosa common stock. The value of the Arcosa awards as of December 31, 2021, was $52.70 per share. The following table provides the vesting date of unvested stock awards denominated in shares of Arcosa common stock.

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Vesting Date(a)	Eric R. Marchetto	Sarah R. Teachout

05/15/22	667	—
05/15/23	333	—
05/15/24	888	—
05/15/25	—	667
05/15/26	666	—
05/15/27	666	—
05/15/28	333	—
05/15/30	—	666
Retirement(b)	3,500	—
The earlier of age 65 or rule of 80(c)	500	—
(a)There are no outstanding Arcosa equity awards for Savage, Madison, and Poet.
(b)Grants of Arcosa restricted stock which will vest upon the earlier of: (i) retirement; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(c)Grants of Arcosa restricted stock which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) the executive officer's age plus years of service equal 80; (iii) death, disability, or change in control; or (iv) consent of the HR Committee after three years from the date of grant.

Option Exercises and Stock Vested in 2021
The following table summarizes for the named executive officers in 2021 the number of shares acquired upon the vesting of restricted stock and restricted stock units and the value realized, each before payout of any applicable withholding tax. The named executive officers did not exercise any stock options in 2021.
Option Exercises and Stock Vested Table

Name	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

E. Jean Savage	—	$—
Eric R. Marchetto	13,335	388,582
Sarah R. Teachout	8,236	239,997
Brian D. Madison	21,017	612,435
Kevin Poet	3,268	91,275

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Pension Benefits
Effective December 31, 2019, the Standard Pension Plan was terminated. Consequently, upon completion of the termination and annuitization of the Standard Pension Plan, as of December 31, 2020, the Company no longer had any remaining funded pension plan obligations.

Nonqualified Deferred Compensation
The table below shows the contributions by the executives and the Company, the aggregate earnings on nonqualified deferred compensation in 2021 and the aggregate balance at year end under nonqualified deferred compensation plans of the Company.
Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Balance at Last Fiscal Year End(4)

E. Jean Savage	$95,721	$30,860	$406	$126,986
Eric R. Marchetto	73,695	19,447	163,292	1,193,241
Sarah R. Teachout	45,181	10,341	33,642	389,086
Brian D. Madison	12,257	—	50,489	369,852
(1)Salary and incentive compensation deferrals to the Deferred Compensation Plan. The amounts are also included in the “Summary Compensation Table” for 2021.
(2)Includes matching amounts under the Deferred Compensation Plan for Savage $30,860; Marchetto $19,447; and Teachout $10,341. These amounts are also included in the “Summary Compensation Table” for 2021.
(3)This column represents earnings in the Deferred Compensation Plan and the Transition Compensation Plan. Earnings in the Deferred Compensation Plan were: Savage $406; Marchetto $157,931; Teachout $29,542; and Madison $46,850. Earnings in the Transition Compensation Plan were: Marchetto $5,361; Teachout $4,100; and Madison $3,639. The amounts reported in this table for the Transition Compensation Plan are inclusive of above market earnings included in the “Summary Compensation Table” above. See footnote 4 to the “Summary Compensation Table.”
(4)This column includes amounts in the “Summary Compensation Table” for (i) an amount equal to 10% of the salaries and incentive compensation set aside pursuant to the Transition Compensation Plan in 2020 for Marchetto $20,983; Teachout $16,600; and Madison $15,667; and in 2019 for Marchetto $97,742; Teachout $74,200; and Madison $64,960; and (ii) matching amounts under the Deferred Compensation Plan in 2020 for Marchetto $25,589; Teachout $14,116; and Madison $9,108; and in 2019 for Marchetto $20,035; Teachout $11,128; and Madison $8,911; and (iii) salary and incentive compensation deferrals to the Deferred Compensation Plan in 2020 for Marchetto $33,500; Teachout $49,800; and Madison $28,200; and in 2019 for Marchetto $62,131; Teachout $89,800; and Madison $38,976.

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Deferred Compensation Discussion
The Deferred Compensation Plan was established for highly compensated employees who are limited as to the amount of deferrals allowed under the 401(k) Plan. Participants must elect to defer salary prior to the beginning of the fiscal year and annual incentive pay prior to the beginning of the year to which the incentive payments relate. The first 6% of a participant’s base salary and annual incentive pay contributed to the Deferred Compensation Plan, less any compensation matched under the 401(k) Plan, may be matched at 50% by the Company. Participants may choose from several mutual fund-like deemed investments. The Deferred Compensation Plan also includes a “company stock” investment alternative.
For amounts paid into the Deferred Compensation Plan on or after January 1, 2021, if appropriately elected, participants may structure their benefit payments as an in-service distribution (beginning at least two years after the end of the plan year in which the deferral was made) or distribution on termination of employment. Distributions may be paid, at the participant’s election, in the form of a lump sum payment or a series of annual installments (not to exceed 10). Payments made upon termination of employment will be paid out or commence distribution, in the case of installments, beginning six months after termination of employment. Amounts contributed to the Deferred Compensation Plan on or prior to December 31, 2020 will remain distributable under the provisions of the Deferred Compensation Plan in place at the time of such contribution(s).
Mr. Marchetto, Mr. Madison, and Ms. Teachout participate in the Transition Compensation Plan, which is an unfunded long-term plan whereby an amount equal to 10% of salary and annual incentive compensation was set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (4.25% for 2021). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the conditions set forth in “Compensation Discussion and Analysis – Components of Compensation – Post-Employment Benefits.” Effective in May 2020, the Transition Compensation Plan was frozen to new participants and the annual 10% contribution of salary and annual incentive compensation ceased.

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Potential Payments Upon Termination or Change in Control
Named executive officers that terminate voluntarily, involuntarily, by death or by disability have the same death and disability benefits that are available to the majority of salaried employees. While employed by the Company, salaried employees have a death benefit equal to the lesser of 1 times their base salary or $500,000.
The Company’s long-term disability plan provides salaried employees with a disability benefit after six months of disability of 60% of base salary up to a maximum of $12,000 a month while disabled and until normal retirement at age 65. Deferred compensation benefits that are payable on termination are described under “Deferred Compensation Discussion.” Equity awards held by the named executive officers have no acceleration of vesting upon voluntary or involuntary termination, but vesting is accelerated on death, disability, and in some cases retirement. Pursuant to the terms of the Change in Control Agreement described below, equity awards, and benefits under the Deferred Compensation Plan, Transition Compensation Plan, and 401(k) Plan vest upon, as applicable, a change in control or a termination of employment following a change in control. The annual incentive compensation agreements also provide that in the event of resignation or a change in control, the named executive officers may be paid a proration of the target bonus for the year in which the change in control occurs as of the date of the change in control.
The following table provides the dollar value of (i) accelerated vesting of equity awards and (ii) the payment of annual incentive compensation assuming each of the named executive officers had been terminated by death, disability, or retirement on December 31, 2021. As of December 31, 2021, Ms. Savage held options to purchase 300,000 shares of the Company's common stock. No other named executive officer held stock options.

	E. Jean Savage	Eric R. Marchetto	Sarah R. Teachout	Brian D. Madison	Kevin Poet

Death
Equity Awards(1)	$9,909,114	$5,617,349	$2,506,876	$1,991,376	$571,660
Annual Incentive Compensation(2)	1,064,413	563,512	400,720	375,675	266,103
Total	$10,973,527	$6,180,861	$2,907,596	$2,367,051	$837,763
Disability
Equity Awards(1)	$9,909,114	$5,617,349	$2,506,876	$1,991,376	$571,660
Annual Incentive Compensation(2)	1,064,413	563,512	400,720	375,675	266,103
Total	$10,973,527	$6,180,861	$2,907,596	$2,367,051	$837,763
Retirement
Equity Awards(1)	$7,118,567	$2,409,861	$1,344,090	$1,075,029	$110,723
Annual Incentive Compensation(2)	1,064,413	563,512	400,720	375,675	266,103
Total	$8,182,980	$2,973,373	$1,744,810	$1,450,704	$376,826
(1)Includes accelerated vesting of both Company and Arcosa equity awards.
(2)Assumes payment of 2021 annual incentive compensation at 125.2% of target amount.

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The Company has entered into a Change in Control Agreement (the “Agreement”) with each of the named executive officers.
The Agreement provides for compensation if the named executive officer’s employment is terminated under one of the circumstances described in the Agreement in connection with a “change in control” of the Company. A “change in control” is generally defined as (i) any other person or entity acquires beneficial ownership of 30% or more of the Company’s outstanding Common Stock or the combined voting power over the Company’s outstanding voting securities unless the transaction resulting in the person becoming the beneficial owner of 30% or more of the combined voting power is approved in advance by the Company’s Board; (ii) the incumbent directors cease for any reason to constitute at least a majority of the Board; (iii) the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, subject to certain exceptions; or (iv) the stockholders approve a complete liquidation or dissolution of the Company. See “Change in Control Agreements” under the Compensation Discussion and Analysis section.
The Agreements have three-year terms, subject to extension. The Agreements contain a “double trigger” provision that requires both a change in control of the Company and a Qualifying Termination of the named executive officer’s employment before compensation will be paid under the Agreement. A Qualifying Termination must be for (i) reasons other than as a result of the executive’s death, disability, retirement, or termination of the named executive officer’s employment by the Company for “cause”; or (ii) termination of employment by the named executive officer for “good reason.”
The Agreement provides for the single trigger of a change in control for vesting of equity awards granted prior to January 1, 2019 and provides for the Qualifying Termination double-trigger for vesting of equity awards granted on or after January 1, 2019.
“Cause” is generally defined as a participant’s (i) willful and continued failure to substantially perform his employment duties with the Company; (ii) misappropriation or embezzlement from the Company or any other act or acts of dishonesty by the participant constituting a felony that results in gain to the participant at the Company’s expense; (iii) conviction of the participant of a felony involving moral turpitude; or (iv) the refusal of the participant to accept offered employment after a change in control.
“Good reason” is generally defined as, following a change in control, (i) a material adverse change in a participant’s working conditions or responsibilities; (ii) assignment to the participant of duties inconsistent with the participant’s position, duties, and reporting responsibilities; (iii) a change in the participant’s titles or offices; (iv) a reduction in the participant’s annual base salary; (v) a material reduction in the participant’s benefits, in the aggregate, under the benefits plans, incentive plans, and securities plans; (vi) failure to provide a participant with the number of paid vacation days entitled at the time of a change in control; (vii) any material breach by the Company of the Agreement; (viii) any successor or assign of the Company fails to assume the Agreement; (ix) the relocation of the participant’s principal place of employment outside of Dallas County, Texas; or (x) any purported termination not conducted pursuant to a notice of termination by the Company.
The severance benefits provided by the Agreements also include, for 24 months after termination, continuation of all medical, dental, vision, health, and life insurance benefits which were being provided to the named executive officer at the time of termination of employment and a lump sum equivalent to the amount of income tax payable due to the continuation of insurance benefits.

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If each named executive officer’s employment had been terminated on December 31, 2021 under one of the circumstances described in the Agreement in connection with a change in control of the Company, the named executive officers would have received the following:

Name	Equity Awards(1)	Annual Incentive Compensation(2)	Cash Compensation(3)	Continuation of Benefits(4)	Total

E. Jean Savage	$12,720,425	850,000	5,100,000	23,005	$18,693,430
Eric R. Marchetto	6,467,397	450,000	2,024,000	62,011	9,003,408
Sarah R. Teachout	3,100,125	320,000	1,540,000	58,654	5,018,779
Brian D. Madison	2,524,902	300,000	1,450,000	61,735	4,336,637
Kevin Poet	682,399	250,000	1,300,000	60,203	2,292,602
(1)Accelerated vesting of both Company and Arcosa equity awards.
(2)Assumes payment of 2021 annual incentive compensation at target amount.
(3)Represents cash lump sum equal to three times base salary and applicable bonus for Savage, and two times base salary and applicable bonus for Marchetto, Teachout, Madison, and Poet.
(4)Estimated cost of continuation for 24 months of medical and life insurance benefits and any additional income tax payable by the executive as a result of these benefits.

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Director Compensation	TABLE OF CONTENTS
DIRECTOR COMPENSATION

The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2021. Messrs. Adams and Matthews retired from service as directors in connection with the Company's 2021 Annual Meeting of Stockholders. Mr. Boze resigned from service as a director in September 2021.
Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)

John L. Adams	$35,333	$—	$25,698	$38,450	$99,481
William P. Ainsworth	92,333	195,031	—	5,000	292,364
Jason G. Anderson	39,333	—	—	—	39,333
Brandon B. Boze	76,667	—	—	—	76,667
John J. Diez	148,000	130,004	—	—	278,004
Leldon E. Echols	210,500	192,506	—	57,780	460,786
Tyrone M. Jordan	114,000	130,004	—	5,000	249,004
S. Todd Maclin	117,750	130,004	—	7,824	255,578
Charles W. Matthews	35,333	—	—	5,000	40,333
Dunia A. Shive	136,000	130,004	—	—	266,004
(1)Includes amounts deferred under the Director Deferred Plan.
(2)Stock awards are for restricted stock or restricted stock units awarded in 2021 and the grant date fair value dollar amounts computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 13 of Item 8 of the Company’s Form 10-K for the year ended December 31, 2021.
(3)As of December 31, 2021, the directors had restricted stock units totaling as follows: Diez 15,899; Echols 62,158; Jordan 7,170; and Shive 43,136.
(4)Represents for Adams above market earnings from the interest rate equivalent under the Director Deferred Plan.
(5)For Adams, Echols, and Maclin, includes dividend equivalents on stock units in the Director Deferred Plan. For Adams, Ainsworth, Echols, Jordan, Maclin, and Matthews, includes a $5,000 matching contribution by the Company in their name pursuant to the Company’s program of matching charitable contributions. The maximum annual contribution that may be matched under that program is $5,000 per individual.
Director Compensation Discussion
Each director of the Company who was not a compensated officer or employee of the Company during 2021 received cash compensation in 2021 as follows:
•Board member - annual retainer of $70,000

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•Independent Chairman of the Board - annual retainer of $125,000, to be paid in cash and/or equity, as selected by the Chairman
•Chairs of the Governance and Finance Committees - annual retainer of $15,000
•Chairs of the Audit and HR Committees - annual retainer of $20,000
•Board meeting fee and committee meeting fee of $2,000 for each meeting attended
The Company paid directors a fee equal to $2,000 per day for ad hoc or special assignment work performed for or at the request of the CEO or the Chairman of the Board.
The Board has established a cash equivalent value as a guide for annual equity compensation for directors of $130,000 and for 2021 used the share price on the date of grant as the basis for awards. Following their election at the Annual Meeting of Stockholders in May 2021, each director who was not also an executive officer of the Company was granted 4,576 restricted stock units or shares of restricted stock, with dividend equivalents, that are convertible into 4,576 shares of Common Stock upon departure from the Board. The share price used to calculate these awards at the time of granting was $28.41. The amount listed in the “Stock Awards” column of the “Director Compensation Table” is the grant date fair value dollar amount computed in accordance with ASC Topic 718. The grant date fair value for these awards was $28.41 per share. Upon joining the Board, a director receives a prorated grant, subject to a minimum of 50% of the previous annual grant amount. Mr. Boze declined to receive any additional equity compensation, beyond his initial equity grant, for his service on the Board. Mr. Anderson declined an initial equity grant.
Non-employee directors may elect, pursuant to the Director Deferred Plan, to defer the receipt of all or a specified portion of the fees to be paid to him or her. Deferred amounts are credited to an account on the books of the Company and treated as if invested either at an interest rate equivalent (4.25% in 2021) or, at the director’s prior election, in units of the Company’s Common Stock at the closing price on the NYSE on the last day of the quarter following the date that a payment is credited to the director’s account, or if the last day of the quarter is not a trading day, on the next succeeding trading day. Such stock units are credited with amounts equivalent to dividends paid on the Company’s Common Stock. Upon ceasing to serve as a director or a change in control, the value of the account will be paid to the director in annual installments not exceeding ten years, according to the director’s prior election.
Fees deferred pursuant to the Director Deferred Plan are credited to the director’s account monthly. Fees that are not deferred pursuant to the Director Deferred Plan are paid in cash quarterly, in arrears.

Trinity Industries, Inc.	66	2022 Proxy Statement

CEO Pay Ratio	TABLE OF CONTENTS
CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, the Company is providing the following information about the relationship of the median of the annual total compensation of its employees and the annualized total compensation of Ms. Savage, the CEO. To better understand this disclosure, it is important to emphasize that the Company’s compensation programs are designed to reflect local market practices across its operations. The Company strives to create a competitive compensation program in terms of both the position and the geographic location in which employees are located. As a result, the Company’s compensation programs vary among local markets to provide for a competitive compensation package.
As a result of significant shifts and reductions in the Company's workforce in 2021 vis-a-vis 2020, the Company utilized a different median employee than the prior year. As reported in the Company's Annual Report on Form 10-K, as of December 31, 2021, approximately 2,000 of the Company's employees were employed in the U.S. (approximately 34%) and 3,845 were employed in Mexico (approximately 66%).
The Company used the following methodology, material assumptions and adjustments to identify the median of the annual total compensation of all its employees and to determine the annual total compensation of the “median employee”:
•The Company determined that, as of December 31, 2021, its employee population consisted of approximately 5,845 individuals working at Trinity and its consolidated subsidiaries. This population consisted of full-time, part-time, seasonal and temporary employees based on those individuals who were determined to be employees using the Code test.
•As permitted under SEC rules, the Company adjusted the employee population to exclude four non-U.S. employees (or less than 1% of the employee population) from the following foreign jurisdictions such that a total of 5,845 individuals were used in determining the median employee: Canada: 4 employees
The Company determined each employee’s base salary and cash performance incentive compensation paid during 2021 as reflected in the Company payroll records. The Company identified its median employee from its adjusted employee population based on this compensation measure.
For the Company's employees in Mexico, amounts were converted from Mexican pesos to U.S. dollars using the 2021 calendar year twelve month average exchange rate.
For 2021, the median employee’s annual total compensation was $15,659 and the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $5,579,150. Based on this information, for 2021 the ratio of the annual total compensation of Ms. Savage to the annual total compensation of the median employee was 356 to 1.
The ratio disclosed above is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. The specific dollar amounts and methodology used to determine the annual total compensation of the identified “median employee” shown above are different from the actual compensation measure described above that was used to identify the “median employee” and may not be comparable to the ratio used at other companies. The Company is disclosing this ratio in accordance with SEC requirements.

Trinity Industries, Inc.	67	2022 Proxy Statement

Transactions with Related Persons	TABLE OF CONTENTS
TRANSACTIONS WITH RELATED PERSONS

The Governance Committee has adopted a Policy and Procedures for the Review, Approval, and Ratification of Related Person Transactions. In accordance with the written policy, the Governance Committee, its Chair (as applicable), or the Board (the "Approving Party"), is responsible for the review, approval, and ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a related person includes any of the Company’s directors, executive officers, owners of 5% or more of any class of the Company's voting securities, and any of their respective immediate family members. The policy applies to Related Person Transactions, which are transactions in which the Company participates, a related person has a direct or indirect material interest, and the amount exceeds $120,000. Under the policy, the Chief Legal Officer (the “CLO”) will review potential transactions and, in consultation with the CEO and CFO, will assess whether the proposed transaction would be a Related Person Transaction. If the CLO determines the proposed transaction would be a Related Person Transaction, the proposed transaction is submitted to the appropriate Approving Party for review and consideration. In reviewing Related Person Transactions, the Approving Party shall consider all relevant facts and circumstances available, including, but not limited to the following:
•the benefits to the Company of the Related Person Transaction;
•the impact of a director’s independence if the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, stockholder, or executive officer;
•the availability of other sources for comparable products and services;
•the terms of the transaction; and
•the terms available to unrelated third parties or employees generally.
After reviewing such information, the Approving Party may approve the Related Person Transaction if it concludes in good faith that the Related Person Transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.
Under the policy, the HR Committee must approve hiring of immediate family members of executive officers or directors and any subsequent material changes in employment or compensation.
In 2021, the Company had two Related Person Transactions, both of which were previously reported by the Company. On April 29, 2021, the Company entered into a Stock Purchase Agreement (the “April Agreement”) with ValueAct Capital Master Fund, L.P. (“ValueAct”) to repurchase 8.10 million shares of Common Stock, for $27.47 per share, in a privately negotiated transaction. The price per share represented a discount of 3.5% from the closing price for a share of Common Stock on the NYSE on April 29, 2021. Under the April Agreement, through September 1, 2021, ValueAct agreed not make any additional sales of Common Stock without the Company’s consent. The aggregate purchase price for the shares repurchased from ValueAct under the April Agreement was $222.5 million. At the time the Company entered into the April Agreement, ValueAct owned over 20% of the outstanding shares of Common Stock.

Trinity Industries, Inc.	68	2022 Proxy Statement

Transactions with Related Persons	TABLE OF CONTENTS
On December 31, 2021, the Company entered into a Stock Purchase Agreement (the “December Agreement”) with ValueAct to repurchase approximately 8.78 million shares of Common Stock, for $28.49 per share in a privately negotiated transaction. The price per share represented a discount of 3.5% from the closing price for a share of Common Stock on the NYSE on December 30, 2021. The aggregate purchase price for the shares repurchased from ValueAct under the December Agreement was $250.0 million. At the time the Company entered into the December Agreement, ValueAct owned over 10% of the outstanding shares of Common Stock.
Consistent with the policy described above, both the April Agreement and the December Agreement were approved by the independent members of the Board. Directors who were employees of ValueAct recused themselves from the Board's consideration and approval of both the April Agreement and the December Agreement.

Trinity Industries, Inc.	69	2022 Proxy Statement

Security Ownership	TABLE OF CONTENTS
SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management
The following table presents the beneficial ownership of the Company’s Common Stock as of March 15, 2022, for (i) each person beneficially owning more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table, and (iv) all of the Company’s directors and current executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder possesses sole voting and investment power with respect to the stockholder's shares. The business address of each of the Company’s directors and executive officers is c/o Trinity Industries, Inc., 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254.

Name	Amount and Nature of Ownership of Common Stock(1)	Percent of Class(2)

Directors
William P. Ainsworth	6,806	*
Jason G. Anderson(3)	90,847	*
John J. Diez	20,475	*
Leldon E. Echols	103,875	*
Tyrone M. Jordan	7,170	*
S. Todd Maclin	17,975	*
Dunia A. Shive	43,136	*
Named Executive Officers
E. Jean Savage	30,191	*
Eric R. Marchetto	135,757	*
Brian D. Madison	38,350	*
Sarah R. Teachout	32,097	*
Kevin Poet	2,473	*
All Directors and Executive Officers as a Group(3) (14 persons):	653,176	*
Other 5% Owners
Capital International Investors	13,565,458(4)	16.3%
BlackRock, Inc.	9,210,956(5)	11.1%
The Vanguard Group	8,251,594(6)	9.9%
Dimensional Fund Advisors LP	6,059,076(7)	7.3%
*    Less than one percent (1%)
(1)Unless otherwise noted, all shares are owned directly, and the owner has the right to vote the shares, except for shares that current officers and directors have the right to acquire through the exercise of stock options or through restricted stock units held as of March 15, 2022, or within 60 days thereafter, as follows: Diez 15,899; Echols 62,158; Jordan 7,170; Shive 43,136; and all current directors and current executive officers as a group 128,363 shares. Includes shares indirectly held through the Company’s 401(k) Plan as follows: Marchetto 2,630; and all current executive officers as a group 2,630 shares.

Trinity Industries, Inc.	70	2022 Proxy Statement

Security Ownership	TABLE OF CONTENTS
At March 15, 2022, no directors or executive officers had any shares pledged as security, and it is against the Company's policy for them to do so.
(2)Percentage ownership is based on number of shares of Common Stock outstanding as of March 15, 2022.
(3)Includes 90,847 shares directly beneficially owned by ValueAct Capital Master Fund, L.P. (“Master Fund”) and indirectly by (i) VA Partners I, LLC as the general partner of Master Fund, (ii) ValueAct Capital Management, L.P. (“VACM LP”) as the manager of Master Fund, (iii) ValueAct Capital Management, LLC (“VACM LLC”) as general partner of VACM LP, (iv) ValueAct Holdings, L.P. (“VAH LP”) as the majority owner of the membership interests of VA Partners I, LLC, (v) ValueAct Holdings II, L.P. ("VAH II LP"), as the sole owner of the membership interests of VACM LLC and as the majority owner of the limited partnership interests of VACM LP, and (vi) ValueAct Holdings GP, LLC (“VAH GP”) as general partner of VAH LP and VAH II LP. Mr. Anderson and each of the foregoing reporting persons disclaims beneficial ownership of the reported shares except to the extent of their pecuniary interest therein.
(4)Capital International Investors and its affiliates, 333 South Hope Street, 55th Fl., Los Angeles, CA 90071, reported to the SEC on a Schedule 13G filed February 11, 2022, that they have sole voting power over 13,558,591 shares and sole dispositive power over 13,565,458 shares.
(5)BlackRock, Inc. and its affiliates, 55 East 52nd Street, New York, NY 10055, reported to the SEC on a Schedule 13G filed March 9, 2022, that they have sole voting power over 8,996,157 shares and sole dispositive power over 9,210,956 shares.
(6)The Vanguard Group and its subsidiaries, 100 Vanguard Blvd., Malvern, PA 19355, reported to the SEC on an Amendment to Schedule 13G filed on February 10, 2022, that they have shared voting power over 67,045 shares, sole dispositive power over 8,117,725 shares, and shared dispositive power over 133,869 shares.
(7)Dimensional Fund Advisors LP and its subsidiaries, Building One, 6300 Bee Cave Road, Austin, TX 78746, reported to the SEC on Schedule 13G filed on February 8, 2022, that they have sole voting power over 5,978,328 shares and sole dispositive power over 6,059,076 shares.

Trinity Industries, Inc.	71	2022 Proxy Statement

Additional Information	TABLE OF CONTENTS
ADDITIONAL INFORMATION

Stockholder Proposals for the 2023 Proxy Statement
Stockholder proposals to be presented at the 2023 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement and form of proxy relating to the meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than November 29, 2022. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.
Director Nominations or Other Business for Presentation at the 2023 Annual Meeting
Under the Bylaws of the Company, a stockholder must follow certain procedures to nominate persons for election as directors at an annual meeting of stockholders or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to place in nomination persons for directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before March 10, 2023, but no earlier than February 8, 2023, for the 2023 Annual Meeting) to the Corporate Secretary of the Company. If the notice relates to introducing an item of business at the annual meeting of stockholders, it shall contain the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by the stockholder; (iv) a description of all arrangements and understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholders and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. If the notice relates to a nomination for director, it must also set forth the following: (a) the name, age, business address and residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the number of shares of the Company which are beneficially owned by the proposed nominee; (d) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the securities laws; (e) a description of all arrangements or understandings between the nominating stockholder and the proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the nominating stockholder; (f) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee; and (g) any other information relating to the nominating stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors under the securities laws. In addition, the proposed nominee must deliver a written representation or agreement that such person will comply, if elected or re-elected as a director of the Company, with all policies and guidelines applicable to all directors of the Company, including, without limitation, applicable corporate governance, conflict of interest and confidentiality policies and guidelines. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director.

Trinity Industries, Inc.	72	2022 Proxy Statement

Additional Information	TABLE OF CONTENTS
The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures. Copies of the Company’s Bylaws are available from the Corporate Secretary of the Company.
See “Corporate Governance and Directors Nominating Committee” for the process for stockholders to follow to suggest a director candidate to the Governance Committee for nomination by the Board.
Report on Form 10-K
The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2021 (not including exhibits and documents incorporated by reference), the Proxy Statement for this Annual Meeting, and the annual report and proxy materials for future annual meetings (once available) at your request. Please direct all requests to Jared S. Richardson, Vice President and Secretary, Trinity Industries, Inc., 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254. These materials also are available, free of charge, on the Company's website at www.trin.net or at the website of the SEC at www.sec.gov.
OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are properly presented for action at the meeting, it is the intention of the persons named as proxies in the proxy card or electronic voting form to vote in accordance with their judgment on such matters.
By Order of the Board of Directors,

Jared S. Richardson
Vice President and Secretary
March 29, 2022

Trinity Industries, Inc.	73	2022 Proxy Statement

Appendix	TABLE OF CONTENTS
APPENDIX

Reconciliations of Non-GAAP Measures (unaudited)
Adjusted Operating Results
The Compensation Discussion and Analysis section supplements the presentation of the Company's reported GAAP diluted income (loss) from continuing operations per common share with non-GAAP measures that adjust the GAAP measures to exclude the impact of gains on dispositions of other property, restructuring activities, loss on extinguishment of debt, pension plan settlement, the income tax effects of the CARES Act, and certain other transactions or events (as applicable). These non-GAAP measures are derived from amounts included in our GAAP financial statements and are reconciled to the most directly comparable GAAP financial measures in the table below. Management believes that these measures are useful to both management and investors for analyzing the performance of our business without the impact of certain items that are not indicative of our normal business operations. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Year Ended December 31, 2021
	GAAP	Gains on dispositions of property - other(1)(2)	Restructuring activities, net(1)	Loss on extinguishment of debt - Controlling Interest(1)(3)	Pension plan settlement (1)	Income tax effect of CARES Act	Adjusted
	(in millions, except per share amounts)

Net income (loss) attributable to Trinity Industries, Inc.	$39.5	$(5.8)	$(2.9)	$3.5	$(1.3)	$2.5	$35.5
Diluted weighted average shares outstanding	103.8						103.8
Diluted income (loss) from continuing operations per common share	$0.38						$0.34
(1)The effective tax rate for gains on dispositions of other property, restructuring activities, the loss on extinguishment of debt, and pension plan settlement is before consideration of the CARES Act.
(2)Represents insurance recoveries in excess of net book value received for assets damaged by a tornado at the Company’s rail maintenance facility in Cartersville, Georgia in the first quarter of 2021.
(3)Excludes $7.1 million of loss on extinguishment of debt associated with the noncontrolling interest recorded in the second quarter of 2021.

Trinity Industries, Inc.	A-1	2022 Proxy Statement

Appendix	TABLE OF CONTENTS
Free Cash Flow
Total Free Cash Flow After Investments and Dividends ("Free Cash Flow") is a non-GAAP financial measure and is defined as net cash provided by operating activities from continuing operations as computed in accordance with GAAP, plus cash proceeds from lease portfolio sales, less capital expenditures for manufacturing, dividends paid, and Equity CapEx for leased railcars. Equity CapEx for leased railcars is defined as leasing capital expenditures, adjusted to exclude net proceeds from (repayments of) debt. We believe Free Cash Flow is useful to both management and investors as it provides a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. Free Cash Flow is reconciled to net cash provided by operating activities from continuing operations, the most directly comparable GAAP financial measure, in the following table.

Year Ended December 31, 2021
(in millions)

Net cash provided by operating activities – continuing operations	$615.6
Proceeds from lease portfolio sales	454.3
Adjusted Net Cash Provided by Operating Activities	1,069.9
Capital expenditures – manufacturing and other	(23.6)
Dividends paid to common stockholders	(88.5)
Free Cash Flow (before Capital expenditures – leasing)	957.8
Equity CapEx for leased railcars	(418.9)
Total Free Cash Flow After Investments and Dividends	$538.9
Capital expenditures – leasing	$547.2
Less:
Payments to retire debt	(2,315.8)
Proceeds from the issuance of debt	2,444.1
Net proceeds from (repayments of) debt	128.3
Equity CapEx for leased railcars	$418.9

Trinity Industries, Inc.	A-2	2022 Proxy Statement

Appendix	TABLE OF CONTENTS

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 8, 2022 for shares held directly and by 11:59 P.M. ET on May 4, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 8, 2022 for shares held directly and by 11:59 P.M. ET on May 4, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74135-P67635

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

TRINITY INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William P. Ainsworth
02) John J. Diez
03) Leldon E. Echols
04) Tyrone M. Jordan
05) S. Todd Maclin
06) E. Jean Savage
07) Dunia A. Shive

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Any other matters that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Appendix	TABLE OF CONTENTS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

D74136-P67635

TRINITY INDUSTRIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS - May 9, 2022

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM. Have your proxy card in hand and follow the instructions.

The undersigned hereby appoints E. Jean Savage, Leldon E. Echols and Jared S. Richardson and each of them with full power of substitution, attorneys, agents and proxies ("agents") of the undersigned to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Trinity Industries, Inc. to be held at 14221 N. Dallas Parkway, Dallas, Texas 75254, on Monday, May 9, 2022 at 8:30 a.m. Central Daylight Time, and at any adjournment or adjournments thereof. If more than one of the above agents shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said agents so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said agents, their substitutes, or any of them, may lawfully do by virtue hereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side